UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Steelcase Inc.
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NOTICE OF ANNUAL MEETING

The Board of Directors of Steelcase Inc. (the “Company”) cordially invites all shareholders to attend the Company’s 2021 Annual Meeting of Shareholders as follows:

Date and Time:	July 14, 2021 at 11:00 a.m. EDT

Location:	via live webcast at www.virtualshareholdermeeting.com/scs2021
The Annual Meeting is being held to allow you to vote on the following proposals and any other matter properly brought before the shareholders:

1.    Election of twelve nominees to the Board of Directors
2.    Advisory vote to approve named executive officer compensation
3.    Approval of the Steelcase Inc. Incentive Compensation Plan
4.    Ratification of our independent registered public accounting firm

If you were a shareholder of record as of the close of business on May 17, 2021, you are eligible to vote. You may either vote online during the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to participate. If you choose to vote by proxy:

•Please carefully review the enclosed proxy statement and proxy card.
•Select your preferred method of voting: by telephone, Internet or signing and mailing the proxy card.
•You can withdraw your proxy and vote your shares at the meeting if you decide to do so.

Every vote is important, and we urge you to vote your shares as soon as possible.

These proxy materials are being sent and made available to shareholders beginning June 2, 2021.

By Order of the Board of Directors,

Lizbeth S. O’Shaughnessy
Senior Vice President, Chief Administrative Officer,
General Counsel and Secretary

June 2, 2021

P.O. Box 1967	Steelcase.com
Grand Rapids, MI 49501-1967
United States

PROXY STATEMENT

QUESTIONS AND ANSWERS

How can I attend the Meeting, and can I ask questions during the Meeting?

Our 2021 Annual Meeting of Shareholders (the “Meeting”) will be a virtual meeting, conducted via live webcast only, to allow all of our shareholders the opportunity to participate in the Meeting no matter where they are located. No physical meeting will be held. Shareholders of record of Class A Common Stock or Class B Common Stock at the close of business on May 17, 2021 (the “Record Date”) will be able to attend the Meeting by logging in at www.virtualshareholdermeeting.com/scs2021 at 11:00 a.m. EDT on July 14, 2021 via an Internet web browser. In order to vote or ask a question during the Meeting, shareholders must log into the Meeting using their 16-digit Control Number provided with the notice of the Meeting. If you encounter any difficulties accessing the Meeting, please call the technical support number that will be posted on the Meeting login page.

The Board of Directors has adopted procedures to provide for a fair and orderly proceeding, and these procedures will be accessible during the Meeting. These procedures include guidelines for the submission of questions, and all questions that meet the stated guidelines will be answered during the Meeting, time permitting.

Can I listen to the Meeting if I cannot attend it live?

If you are not able to attend the Meeting while it is being conducted, an audio replay of the Meeting will be available on our website shortly after the conclusion of the Meeting and for at least 90 days thereafter. You will be able to find the replay under “News & Events - Events & Presentations” in the Investor Relations section of our website, located at ir.steelcase.com.

On what am I voting?

You are being asked to vote on the following matters and any other business properly coming before the Meeting:

Proposal 1: Election of twelve nominees to the Board of Directors
Proposal 2: Advisory vote to approve named executive officer compensation
Proposal 3: Approval of the Steelcase Inc. Incentive Compensation Plan
Proposal 4: Ratification of our independent registered public accounting firm

The Board of Directors recommends that you vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. As of June 2, 2021, we do not know of any other matter to be considered at the Meeting.

Who is entitled to vote, and how many votes does each shareholder have?

Shareholders of record of Class A Common Stock or Class B Common Stock at the close of business on the Record Date may vote at the Meeting. At the close of business on the Record Date, there were 90,100,905 shares of Class A Common Stock and 25,563,494 shares of Class B Common Stock outstanding. Each shareholder has one vote per share of Class A Common Stock and ten votes per share of Class B Common Stock owned.

How can I vote?

If you are a registered shareholder (that is, you hold your Steelcase stock directly in your name), you may vote by telephone, mail, Internet or attending and voting online during the Meeting.

To vote by telephone: Please follow the instructions on the proxy card. The deadline for voting by telephone is 11:59 p.m. Eastern Daylight Time on July 13, 2021.

To vote by mail: Please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope. If you have not received a proxy card, you will need to request one be sent to you by following the instructions included in the Meeting notice. Only proxy cards received and processed before 11:00 a.m. Eastern Daylight Time on July 14, 2021 will be voted.

To vote by Internet: Please follow the instructions on the proxy card. The deadline for voting by Internet before the Meeting is 11:59 p.m. Eastern Daylight Time on July 13, 2021.

To vote online during the Meeting: Please log on to www.virtualshareholdermeeting.com/scs2021 at 11:00 a.m. Eastern Daylight Time on July 14, 2021, using your 16-digit Control Number provided with the Meeting notice, and follow the instructions for voting shares.

Whether you vote by telephone, mail, Internet or online during the Meeting, you may specify how your shares should be voted with respect to each of the proposals. If you use the proxy card provided by us and you do not specify a choice, your shares will be voted FOR the election of each of the nominees listed in Proposal 1 and FOR each of Proposals 2, 3 and 4. For any other matter that properly comes before the Meeting, your shares will be voted in the discretion of the proxy holders.

If you hold your stock in “street name” (that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your “broker”), you must vote your shares in the manner required by your broker. If you do not provide voting instructions to your broker, the rules of the New York Stock Exchange (“NYSE”) provide that your broker may not vote your shares on Proposals 1, 2 or 3 but may vote your shares on Proposal 4.

What should I do if I received more than one proxy card?

If you received more than one proxy card, it is likely that your shares are registered differently or are in more than one account. You should complete, sign and return all proxy cards, or make sure that you complete the voting instructions for each card if voting by telephone or Internet, to ensure all of your shares are voted.

May I revoke my proxy?

If you appoint a proxy, you may revoke it at any time before it is exercised by notifying our corporate secretary in writing, by delivering a later-dated proxy to our corporate secretary or by attending and voting online during the Meeting.

What is the quorum requirement for the Meeting?

Michigan law and our By-laws require a quorum for the Meeting, which for our company means that holders of a majority of the voting power entitled to vote at the Meeting must be present or represented by proxy in order to transact business at the Meeting. Abstentions will be counted in determining whether a quorum has been reached.

How many votes are needed to approve the proposals?

Assuming a quorum has been reached, the following votes are needed to approve each of the proposals:

•For Proposal 1, in order to be elected, a nominee must receive the affirmative vote of a majority of the votes cast at the Meeting with respect to such nominee. If any incumbent director receives more “against” than “for” votes, our By-laws require the director to tender their resignation, and the Nominating and Corporate Governance Committee must make a recommendation to the Board of Directors to consider whether or not to accept such resignation.
•In order to be approved, Proposals 2, 3 and 4 must receive the affirmative vote of the majority of the votes cast at the Meeting for that proposal. Proposals 2 and 4 are advisory votes which are not binding on our company or our Board of Directors.

How will broker non-votes and abstentions be treated?

Under NYSE rules, brokers who hold shares on behalf of their customers (i.e., shares held in street name) can vote on certain items when they do not receive instructions from their customers. However, brokers are not authorized to vote on non-routine matters if they do not receive instructions from their customers. Proposals 1, 2 and 3 are non-routine matters under NYSE rules; therefore, if you do not give your broker voting instructions on those proposals, your shares will not be treated as votes cast in determining the outcome of those matters. Proposal 4 is considered a routine matter under NYSE, and therefore, your broker may vote your shares on that proposal if it does not receive instructions from you.

If you abstain from voting on a matter other than Proposal 3, your shares will not be counted as voting for or against that matter, and therefore abstentions will have no effect on the adoption of the proposal. If you abstain from voting on Proposal 3, your shares will be treated as voting against that Proposal.

Why didn’t I receive printed copies of this proxy statement and the annual report?

We make our proxy materials available to our shareholders electronically via the Internet and send you a notice which lists the address of a website where you can view, print or request printed copies of our proxy materials and submit your voting instructions. The notice also provides an email address and toll-free telephone number that you can use to request printed copies of our proxy materials. Unless you request otherwise, you will not receive a printed copy of our proxy materials. If you wish to receive printed copies of these materials each year, you can make a permanent request.

What if I have the same address as another shareholder?

We send a single copy of our notice to any household at which two or more shareholders reside if they appear to be members of the same family. This practice is known as “householding” and helps reduce our printing and mailing costs. Any shareholder residing at the same address as another shareholder who wishes to receive a single document or separate documents should call 1-866-540-7095 or write to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, to express their preference, and we will deliver any requested documents promptly.

Who will pay for this proxy solicitation?

We will bear the cost of soliciting proxies, which may be done by e-mail, mail, telephone or in person by our directors, officers and employees, who will not be additionally compensated for those activities. We may also reimburse brokers and other fiduciaries for reasonable expenses they incur in forwarding these proxy materials at our request to the beneficial owners of Class A Common Stock and Class B Common Stock. Proxies will be solicited on behalf of our Board of Directors.

When and how are shareholder proposals for next year’s Annual Meeting to be submitted?

We must receive any shareholder proposals to be included in our proxy statement for the 2022 Annual Meeting of Shareholders by February 2, 2022. Other shareholder proposals to be presented during the 2022 Annual Meeting must be received no earlier than April 15, 2022 and no later than May 5, 2022. All shareholder proposals must be sent in the manner and meet the requirements specified in our By-laws.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board of Directors currently has thirteen members, and all of our directors are elected annually. One of our directors, Lawrence J. Blanford, is retiring from the Board when his term expires at the Meeting. Upon his retirement, the size of the Board will be reduced to twelve members.
There are twelve nominees for election this year, each of whom is currently a member of the Board. The Board of Directors recommends that you vote FOR each of the nominees.

Sara E. Armbruster Director since 2021

Ms. Armbruster has been Executive Vice President of Steelcase Inc. since April 2021, and she has been appointed to become President and Chief Executive Officer, effective October 4, 2021. She served as our Vice President, Strategy, Research and Digital Transformation from 2018 to April 2021 and Vice President, Strategy, Research and New Business Innovation from 2014 to 2018, and she joined Steelcase in 2007. Ms. Armbruster is a director of Winnebago Industries, Inc. Age 50.
Ms. Armbruster’s appointment as our President and Chief Executive Officer and her experience in various leadership roles at our company led the Board of Directors to recommend she serve as a director.

Timothy C. E. Brown Director since 2016

Mr. Brown has been Executive Chair of IDEO LP, a global innovation and design firm, since August 2019. He served as Chief Executive Officer and President of IDEO from 2000 to 2019. Age 58.
Mr. Brown’s global experience, background with innovation and technology and experience as the chief executive officer of a global company led the Board of Directors to recommend he serve as a director.

Connie K. Duckworth Director since 2010

Ms. Duckworth was Chairman and Chief Executive Officer of ARZU, Inc., a non-profit organization that empowers Afghan women weavers by sourcing and selling the rugs they weave, from 2003 to 2019. She is a trustee of Equity Residential and a director of MP Materials Corp., and she was a trustee of The Northwestern Mutual Life Insurance Company from 2004 to 2017. Age 66.
Ms. Duckworth’s experience as a former partner and managing director of Goldman Sachs, serving on the boards of directors of other public companies and as a non-profit entrepreneur led the Board of Directors to recommend she serve as a director.

James P. Keane Director since 2013

Mr. Keane has been President and Chief Executive Officer of Steelcase Inc. since 2014. He has been appointed to become Vice Chair, effective October 4, 2021, and he intends to retire from our company and the Board on January 7, 2022. Mr. Keane joined Steelcase in 1997. Mr. Keane is a director of Rockwell Automation, Inc. Age 61.
Mr. Keane’s role as our President and Chief Executive Officer and his experience in various leadership roles at our company led the Board of Directors to recommend he serve as a director.

Todd P. Kelsey Director since 2017

Mr. Kelsey has been President and Chief Executive Officer and a director of Plexus Corp., an electronics design, manufacturing and aftermarket services company, since 2016. He joined Plexus in 1994 and served as Executive Vice President and Chief Operating Officer from 2013 to 2016. Age 56.
Mr. Kelsey’s global experience, technology background and current role as the chief executive officer of a global company led the Board of Directors to recommend he serve as a director.

Jennifer C. Niemann Director since 2017

Ms. Niemann has been the President and Chief Executive Officer of Forward Space, LLC, an independent Steelcase dealership, since 2014. From 1992 to 2014, she held various positions at Steelcase, including Chief Executive Officer of Red Thread, a Steelcase-owned dealership, from 2011 to 2014. Age 52.
Ms. Niemann’s experience with our company, having served as an employee for more than 20 years and as current owner of a Steelcase dealership, and her understanding of and commitment to creating long-term, sustainable value for our company and our various stakeholders as a member of one of the founding families of our company led the Board of Directors to recommend she serve as a director.

Robert C. Pew III Director since 1987

Mr. Pew has been a private investor since 2004. From 1974 to 1984 and from 1988 to 1995, he held various positions at Steelcase, including President, Steelcase North America and Executive Vice President, Operations. From 1984 to 1988, Mr. Pew was a majority owner of an independent Steelcase dealership. Age 70.
Mr. Pew’s experience with our company, having served as a director for more than 30 years, as an employee for more than 15 years and as an owner of a Steelcase dealership for four years, and his understanding of and commitment to creating long-term, sustainable value for our company and our various stakeholders as a member of one of the founding families of our company led the Board of Directors to recommend he serve as a director. Mr. Pew is the brother of Kate Pew Wolters.

Cathy D. Ross Director since 2006

Ms. Ross was Executive Vice President and Chief Financial Officer of Federal Express Corporation, an express transportation company and subsidiary of FedEx Corporation, from 2010 to 2014. She is a director of Ball Corporation and was a director of Avon Products, Inc. from 2016 to 2018. Age 63.
Ms. Ross’s experience in senior management of a global public company, her experience serving on the boards of directors of other public companies and her qualification as an audit committee financial expert led the Board of Directors to recommend she serve as a director.

Catherine C. B. Schmelter Director since 2019

Ms. Schmelter has been Senior Vice President, Chief Transformation Officer of TreeHouse Foods, Inc., a manufacturer of packaged food and beverages, since February 2020. She joined TreeHouse in 2016 and served as Senior Vice President, Division President, Meal Solutions from 2019 to 2020, President, Condiments and Head of Sales - Foodservice & Canada from 2017 to 2019 and President, Meals from 2016 to 2017. Age 52.
Ms. Schmelter’s experience in strategy, branding, sales, marketing, innovation and finance led the Board of Directors to recommend she serve as a director.

Peter M. Wege II Director since 1979

Mr. Wege has been President of Moodoos Inc., a family-owned investment firm, since 2000. From 1981 to 1989, he held various positions at Steelcase, including President of Steelcase Canada Ltd. Age 72.
Mr. Wege’s experience with our company, having served as a director for more than 40 years and as an employee for 8 years, and his understanding of and commitment to creating long-term, sustainable value for our company and our various stakeholders as a member of one of the founding families of our company led the Board of Directors to recommend he serve as a director.

Linda K. Williams Director since 2020

Ms. Williams has been named Vice President, Global Head of Go-to-Market Finance, Google Cloud, of Google LLC, effective June 2021. Prior to joining Google, she was with Hewlett Packard Enterprise, serving as Senior Vice President, HPE Products and Services Chief Financial Officer from February to May 2021, Chief Audit Executive and Vice President of Enterprise Risk Management from 2019 to February 2021 and Vice President and Chief Financial Officer, HPE Pointnext Services Division from 2015 to 2019.
Age 51.
Ms. Williams’ experience in a variety of financial, audit and risk management roles at a global public company and her qualification as an audit committee financial expert led the Board of Directors to recommend she serve as a director.

Kate Pew Wolters Director since 2001

Ms. Wolters has been engaged in philanthropic activities since 1996. She is President of the KRW Foundation and a community volunteer and advisor. She serves as Chair of the Board of Trustees of the Steelcase Foundation. Age 64.
Ms. Wolters’ experience in philanthropic activities and community involvement and her understanding of and commitment to creating long-term, sustainable value for our company and our various stakeholders as a member of one of the founding families of our company led the Board of Directors to recommend she serve as a director. Ms. Wolters is the sister of Robert Pew.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that all of our director nominees other than Sara Armbruster, James Keane and Jennifer Niemann are independent. Ms. Armbruster and Mr. Keane are not considered independent because they are executive officers of Steelcase. Ms. Niemann is not considered independent because she is the majority owner of an independent Steelcase dealership, as described in Related Person Transactions. In addition, our Board of Directors has determined that Lawrence Blanford, who is currently a director but is not standing for reelection, is independent.

On an annual basis, the Nominating and Corporate Governance Committee assesses the independence of our directors by reviewing and considering all relevant facts and circumstances and presents its findings and recommendations to our Board of Directors. The independence of our directors is assessed using the listing standards of the NYSE, and our Board adopted categorical standards to guide the determination of each director’s independence. A copy of these categorical standards for director independence is also available in the Investor Relations section of our website, located at ir.steelcase.com, and found under “ESG - Corporate Governance.” For fiscal year 2021, the Committee considered that, during the year:

•Timothy Brown, Todd Kelsey, Catherine Schmelter and Linda Williams were executive officers of, or employed by, companies which purchased products and/or services from us or our dealers and/or from which we purchased services; and
•immediate family members of Lawrence Blanford, Timothy Brown, Todd Kelsey, Robert Pew, Catherine Schmelter, Peter Wege and Linda Williams were employees, directors and/or owners of companies which purchased products and/or services from us or our dealers and/or from which we purchased services.

In each case, the transactions were conducted in the ordinary course of business on an arm’s-length basis and involved less than the greater of $1 million or 1% of the other company’s annual gross revenues. The Committee determined that each such relationship fell within the categorical standards adopted by the Board and, as a result, the relationships were not considered material.

The Steelcase Foundation

The Steelcase Foundation is a charitable organization operating under Section 501(c)(3) of the Internal Revenue Code which was established in 1951 by our company to give back to the communities that have been instrumental to our operations and growth by making grants to non-profit organizations, projects and programs in those communities. From time to time, we donate a portion of our earnings to the Foundation, as determined by our Board of Directors. The following directors also serve as Foundation trustees: James Keane, Robert Pew and Kate Pew Wolters, who serves as Chair of the

Board of Trustees. The other trustees of the Foundation are Brian Cloyd, Mary Anne Hunting, Craig Niemann (husband of Jennifer Niemann), Cary Pew (son of Robert Pew) and Elizabeth Welch.

RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

We have a written Related Person Transactions Policy under which the Nominating and Corporate Governance Committee is responsible for reviewing and approving transactions with us in which certain “related persons,” as defined in the policy, have a direct or indirect material interest. Related persons include our directors and executive officers, members of their immediate family and persons who beneficially own more than 5% of any class of our voting securities. A copy of our Related Person Transactions Policy is posted in the Investor Relations section of our website, located at ir.steelcase.com, and found under “ESG - Corporate Governance.”

Under the policy, our General Counsel determines whether any identified potential related person transaction requires review and approval by the Committee, in which case the transaction is presented at the next Committee meeting for approval, ratification or other action. In those instances where it is not practicable or desirable to wait until the next meeting, the Committee has delegated authority to the Committee Chair to consider the transaction in accordance with the policy. If management becomes aware of an existing related person transaction which has not been approved by the Committee, the transaction is presented for appropriate action at the next Committee meeting.

The Committee is authorized to approve related person transactions which are in, or are not inconsistent with, the best interests of our company and our shareholders. Certain categories of transactions have been identified as permissible without approval by the Committee, as the transactions involve no meaningful potential to cause disadvantage to us or to give advantage to the related person. These categories of permissible transactions include, for example, the sale or purchase of products or services at prevailing prices in the ordinary course of business if (1) the amount involved does not exceed 5% of our gross revenues or the gross revenues of the related person, (2) our sale or purchase decision is not influenced by the related person while acting in any capacity for us and (3) the transaction does not result in a commission, enhancement or bonus or other direct benefit to an individual related person.

In considering any transaction, the Committee considers all relevant factors, including, as applicable:

•the benefits to us;
•the impact on a director’s independence;
•the availability of other sources for comparable products or services;
•the terms of the transaction; and
•the terms available to unrelated third parties, or to employees generally, for comparable transactions.

Related Person Transactions

Related person employee

We employ Mary-Louise Hooker as a Senior Consultant, Channel Development, which is not an executive officer position. Ms. Hooker is the sister of Lizbeth O’Shaughnessy, our Senior Vice President, Chief Administrative Officer, General Counsel and Secretary. For fiscal year 2021, Ms. Hooker earned $131,188 in total compensation, which included her base salary, an annual cash award under our Employee Bonus Plan, company retirement plan contributions and life insurance premiums paid by us.

She also participated in other benefit programs on the same terms as other U.S. employees of Steelcase in comparable positions. We continue to employ Ms. Hooker in fiscal year 2022.

Sales to and purchases from Forward Space, LLC

Forward Space, LLC is an independent Steelcase dealer, and Jennifer Niemann is the majority owner, President and Chief Executive Officer (“CEO”) of Forward Space. Our transactions with Forward Space during fiscal year 2021 consisted of (1) the sale by us of approximately $41.8 million in products and services to Forward Space, (2) the purchase by us of approximately $2,000 in delivery, installation and repair services from Forward Space and (3) the payment by us of approximately $1.2 million in commissions, incentives and rebates to Forward Space. Our transactions with Forward Space were made in the ordinary course of business on terms substantially similar to those offered to other independent dealers in the U.S. This dealer relationship is continuing in fiscal year 2022.

Sales to shareholders

The following companies are, or were during fiscal year 2021, beneficial owners of more than 5% of our Class A Common Stock, and they or their respective affiliates purchased products and related services from us or our dealers, in the following amounts, during fiscal year 2021:

•BlackRock, Inc. - approximately $400,000;
•Fifth Third Bancorp - approximately $1.3 million; and
•The Vanguard Group - approximately $469,000.

In each case, the purchases represent less than 5% of our annual revenues and the applicable shareholder’s annual revenues, and the purchases were made in the ordinary course of business at prevailing prices not more favorable to the shareholder than those available to other customers for similar purchases.

Other transactions

In addition to the transactions detailed above, during fiscal year 2021 we entered into commercial transactions, either directly or indirectly through our dealers, with companies of which our directors, executive officers or their respective family members serve as directors, executive officers or employees. All of such transactions were entered into in the ordinary course of business on an arm’s‑length basis and represented an immaterial percentage of both our and the other party’s revenues, and the applicable related person did not receive any direct personal benefit from the transaction. Accordingly, we do not believe that any of the applicable related persons had a material interest in any of these transactions.

Review and Approval of Transactions

The Nominating and Corporate Governance Committee reviewed each of the transactions detailed above, and following such review, the Committee approved the employment of Mary-Louise Hooker, the payment of related compensation to her and the transactions with Forward Space, LLC. Pursuant to our Related Person Transactions Policy, approval of the transactions with BlackRock, Inc., Fifth Third Bancorp and The Vanguard Group was not required because such parties are institutional shareholders holding our stock with no apparent purpose or effect of changing or influencing control of our company.

BOARD MEETINGS

Our Board of Directors met fifteen times during fiscal year 2021. Each of our directors attended at least 75% of the total number of meetings of the Board and the committees on which they served during the year. Our Board’s policy is that each director is expected to attend our annual meeting of shareholders, and each of our directors attended our 2020 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

Five standing committees assist our Board of Directors in fulfilling its responsibilities: Audit, Compensation, Corporate Business Development, Executive and Nominating and Corporate Governance. The Audit, Compensation, Corporate Business Development and Nominating and Corporate Governance Committees operate under written charters adopted by the Board of Directors that are reviewed and assessed at least annually. Their current charters are available in the Investor Relations section of our website, located at ir.steelcase.com, and found under “ESG - Corporate Governance.”

The following table indicates the current membership of each of the Board of Directors’ committees and the number of meetings held during fiscal year 2021. All of the members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent.

Director	Audit Committee	Compensation Committee	Corporate Business Development Committee	Executive Committee	Nominating and Corporate Governance Committee

Sara E. Armbruster
Lawrence J. Blanford	Chair			X
Timothy C. E. Brown		X	Chair	X
Connie K. Duckworth			X	X	Chair
James P. Keane				X
Todd P. Kelsey	X	X
Jennifer C. Niemann			X
Robert C. Pew III				Chair
Cathy D. Ross	X	Chair		X
Catherine C. B. Schmelter	X				X
Peter M. Wege II	X		X		X
Linda K. Williams	X
Kate Pew Wolters		X			X
Meetings held in fiscal year	9	12	4	0	4

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The principal responsibilities of the Audit Committee are:

•appointing the independent auditor and reviewing and approving its services and fees in advance;
•reviewing the performance of our independent auditor and, if circumstances warrant, making decisions regarding its replacement or termination;
•evaluating the independence of the independent auditor;

•reviewing and concurring with the appointment, replacement, reassignment or dismissal of the head of our internal audit group, reviewing their annual performance evaluation and reviewing the group’s budget and staffing;
•reviewing the scope of the internal and independent annual audit plans and monitoring progress and results;
•reviewing our critical accounting policies and practices;
•reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures;
•reviewing our financial reporting, including our annual and interim financial statements, as well as the type and presentation of information included in our earnings press releases;
•reviewing the process by which we monitor, assess and manage our exposure to risk;
•reviewing compliance with our Global Business Standards, as well as legal and regulatory compliance; and
•overseeing our information technology systems and security.

The Board of Directors has designated Lawrence Blanford, Cathy Ross and Linda Williams as audit committee financial experts, as defined by the rules and regulations of the Securities and Exchange Commission (the “SEC”), based on their respective financial and accounting education and experience. Mr. Blanford, Ms. Ross, Ms. Williams and the other members of the Audit Committee are independent, as independence of audit committee members is defined by the listing standards of the NYSE.

Compensation Committee

The principal responsibilities of the Compensation Committee are:

•establishing our executive compensation philosophy;
•reviewing and approving the compensation of our executive officers, and submitting the compensation of our CEO to the Board of Directors for ratification;
•reviewing executive and non-executive compensation programs and benefit plans to assess their competitiveness, reasonableness and alignment with our compensation philosophy;
•making awards, approving performance targets, certifying performance compared to targets and taking other actions under our incentive compensation programs; and
•reviewing the Compensation Discussion and Analysis and other executive compensation disclosures contained in our annual proxy statements.

Delegation of Authority

Pursuant to its charter, the Compensation Committee may delegate its authority to subcommittees, provided that any such subcommittee must consist of at least two members, and may delegate appropriate responsibilities associated with our benefit and compensation plans to members of management.

The Compensation Committee has delegated to our CEO the authority to grant stock options, restricted stock and restricted units to employees. Under this delegated authority, our CEO cannot grant options to acquire more than 5,000 shares, more than 2,000 shares of restricted stock or more than 2,000 restricted units in any year to any one individual, and he cannot grant, in the aggregate, options to acquire more than 100,000 shares, more than 40,000 shares of restricted stock or more than 40,000 restricted units in any year. For fiscal year 2021 only, the Compensation Committee increased our CEO’s delegated authority to grant restricted units up to a limit of 60,000 units. Our CEO cannot grant any stock options, restricted stock or restricted units to any executive officer.

Our CEO has the authority to designate those employees who will participate in our Management Incentive Plan; however, the Committee is required to approve participation in such plan by any executive officer or anyone else who directly reports to our CEO. In addition, the Compensation Committee delegated to our CEO the authority to modify the size of the target awards granted under our Management Incentive Plan in fiscal years 2021 and 2022 to each of the other named executive officers by up to 10% of the officer’s base salary, positively or negatively, at the end of the fiscal year based on his assessment of the officer’s performance during the year.

The Committee has delegated certain responsibilities with regard to our Retirement Plan to an investment committee and an administrative committee, each consisting of members of management. The Committee also has delegated to our executive officers all responsibilities associated with our broad-based health and welfare and retirement plans, including without limitation amending, merging and terminating plans and declaring discretionary, non-discretionary and matching contributions under our Retirement Plan.

Role of Executive Officers in Determining or Recommending Compensation

Our CEO develops and submits to the Compensation Committee his recommendation for the compensation of each of the named executive officers, other than himself, in connection with annual reviews of their performance. The Compensation Committee reviews and discusses the recommendations made by our CEO, approves the compensation for each named executive officer for the coming year and approves and submits the compensation of our CEO to the Board of Directors for ratification. In addition, our Chief Financial Officer and other members of our finance, internal audit, human resources and compensation teams assist the Committee with establishing performance targets and payout scales for performance-based compensation, as well as with the calculation of actual financial performance and comparison to the performance targets, each of which requires the Committee’s approval. See Compensation Discussion and Analysis for more discussion regarding the role of our CEO in determining or recommending the amount or form of executive compensation.

Role of Compensation Consultants

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate independent compensation consultants of its choosing to assist the Committee in carrying out its responsibilities. The Committee has appointed Exequity LLP (“Exequity”) to serve as its independent compensation consultant reporting directly to the Committee. Exequity is responsible for providing information, insight and perspective for the Compensation Committee’s use in making decisions on all elements of executive compensation. See Compensation Discussion and Analysis for more detail regarding the nature and scope of Exequity’s assignment and the material elements of the instructions or directions given to them with respect to the performance of their duties. We have not purchased any additional services from Exequity beyond those provided to the Compensation Committee.

Exequity also serves as the independent compensation consultant for the compensation committee of a company of which one of the members of our Compensation Committee is an executive officer. That relationship was reviewed by our Compensation Committee and is not considered to be a conflict of interest, and no other potential conflicts of interest have been identified with regard to the work performed by Exequity for our Compensation Committee.

Compensation Risk Assessment

During fiscal year 2021, our management conducted an assessment of our employee compensation policies and practices and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on our company. The assessment was reviewed and discussed with the Compensation Committee, which concurred with management’s conclusions.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was an officer or employee of our company during the fiscal year or was formerly an officer of our company, and none of our executive officers served on (1) the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or (2) the compensation committee (or its equivalent) of another entity whose executive officer served on our Board of Directors. James Keane serves on the Board of Managers of IDEO GP LLC, which is the general partner of IDEO LP, and Timothy Brown is Executive Chair of IDEO LP, but the Board of Managers of IDEO GP LLC has agreed that Mr. Keane will be excluded from any decision-making related to management compensation.

Corporate Business Development Committee

    The principal responsibilities of the Corporate Business Development Committee are (1) reviewing and overseeing the development and implementation of our growth strategies; and (2) reviewing and making recommendations to our Board of Directors with respect to investments in our growth strategies and business acquisitions or divestitures for which Board approval is required.

Executive Committee

The Executive Committee is authorized to exercise the powers of our Board of Directors when necessary between regular meetings, subject to any legal or regulatory limitations, and performs such other duties as assigned by the Board of Directors from time to time. The members of the Executive Committee consist of the Board Chair, the Chairs of each of the Audit, Compensation, Corporate Business Development and Nominating and Corporate Governance Committees and our CEO.

Nominating and Corporate Governance Committee

The principal responsibilities of the Nominating and Corporate Governance Committee are:

•establishing procedures for identifying and evaluating potential director nominees and recommending nominees for election to our Board of Directors;
•reviewing the suitability for continued service of directors when their terms are expiring or a significant change in responsibility occurs, including a change in employment;
•reviewing annually the composition of our Board to ensure it reflects an appropriate balance of knowledge, experience, skills, expertise and diversity;
•making recommendations to our Board regarding its size, the frequency and structure of its meetings and other aspects of its governance procedures;
•making recommendations to our Board regarding the functioning and composition of Board committees;
•reviewing our Corporate Governance Principles at least annually and recommending appropriate changes to our Board;
•overseeing our strategy and policies with respect to environmental, social and governance (“ESG”) matters, including sustainability and corporate social responsibility factors, and periodically reviewing our performance against our ESG goals;
•considering and making recommendations to the Board regarding any corporate governance issues that may arise from time to time;

•overseeing the annual self-evaluation of our Board and annual evaluation of our CEO;
•reviewing director compensation and recommending appropriate changes to our Board;
•administering our Related Person Transactions Policy and the Board’s policy on disclosing and managing conflicts of interest, including reviewing and approving any related person transactions under our Related Person Transactions Policy;
•considering any waiver requests under our Code of Ethics and Code of Business Conduct; and
•reviewing the annual budget established for the Board and monitoring the spending against such budget.

OTHER CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles

Our Board of Directors is committed to monitoring the effectiveness of policy- and decision-making at the Board and management levels. Fundamental to its corporate governance philosophy is the Board’s commitment to upholding our reputation for honesty and integrity. Equally fundamental is its commitment to serving as an independent overseer of our management and operations. Our Board adopted a set of Corporate Governance Principles, a copy of which can be found in the Investor Relations section of our website, located at ir.steelcase.com, and found under “ESG - Corporate Governance.”

Board of Directors Leadership Structure

The leadership structure of our Board of Directors involves a Board Chair who is not our principal executive officer. Robert Pew serves as non-executive Chair of the Board, and James Keane serves as our CEO. Our Board of Directors has chosen to keep the roles of Chair of the Board and CEO separate as a matter of sound corporate governance practices and a balance of responsibilities, with an independent director serving as Chair of the Board. This structure allows Mr. Keane to focus on the day-to-day leadership of our business, while Mr. Pew is able to focus on the leadership of our Board of Directors and its oversight of our company.

Executive Sessions of Non-Management Directors

Our Board regularly meets in executive session without any members of management present. During these sessions, Robert Pew, as Chair of the Board, presides. Our Corporate Governance Principles provide that if the Chair of the Board is a member of management, the outside directors will designate a member to preside at executive sessions.

Risk Oversight

Our risk assessment and management practices are led by our Enterprise Risk Management (“ERM”) Committee, which includes our CEO, our Chief Financial Officer, our General Counsel, our Chief Information Officer and other senior members of our finance, legal and strategy teams. Our Board of Directors administers its oversight of risk assessment and management practices in several ways. On a quarterly basis, the Audit Committee reviews a report from our ERM Committee which details the key risks we face, as well as any significant changes in the risk profile from the previous assessment. On an annual basis, the Compensation Committee reviews a risk assessment of our employment compensation policies and practices prepared by management. In addition, risk identification and risk management are discussed by the Board of Directors on a regular basis as part of its review of our financial performance and business and strategic planning. We believe our Board of Directors’ oversight of risk management is strengthened by having an independent director serve as Chair of the Board.

One area of risk management that is a particular area of focus for our Board of Directors is information security risk. Our Audit Committee receives an update on cybersecurity risk management at least twice each year, and any significant cybersecurity events are reviewed with our Board of Directors as appropriate. We use a cybersecurity scorecard that follows the National Institute of Standards and Technology’s Cybersecurity framework to identify and mitigate our information security risks. We have a dedicated team that oversees and implements our cybersecurity management, compliance with applicable legal and third party data protection and data privacy requirements, and our incident response and crisis management plans. The team also provides ongoing information security awareness education and annual cybersecurity training for our employees.

Environmental, Social and Governance (ESG) Matters

We focus not only on generating long-term value for our shareholders but also on providing long-term value for all stakeholders, including our customers, employees, suppliers, partners and local communities. This inclusive, sustainable approach reaffirms our long-held commitment that business can be a force for good in the world and that we all have an important role to play. To that end, the Nominating and Corporate Governance Committee has oversight over our ESG strategy and policies, as well as our progress against our goals, including our recently adopted science-based targets for reducing greenhouse gas emissions and the expansion of our social innovation practice to drive scalable, systemic and sustainable social change by reducing inequity, ensuring inclusive and equitable quality education and combating climate change and its impact. More information about our goals and progress can be found in our Impact Report, which is available on our website at ir.steelcase.com, and found under “ESG - Environmental Sustainability.”

Consideration of Candidates for Director

The Nominating and Corporate Governance Committee considers candidates suggested by its members, other directors and senior management in anticipation of potential or expected Board vacancies. After identifying a potential candidate, the Committee collects and reviews publicly available information to assess whether they should be considered further. If the candidate warrants further consideration, the Chair or another member of the Committee will initiate contact. Generally, if the person expresses a willingness to be considered, the Committee requests information from the candidate, reviews their qualifications and accomplishments and conducts one or more interviews with the candidate. Committee members may also contact references or others who have personal knowledge of the candidate’s accomplishments.

Nominees for director are selected on the basis of several criteria, the most fundamental of which is integrity. Directors are expected to be curious and demanding independent thinkers who possess appropriate business judgment and are committed to representing the interests of our shareholders. Directors must possess knowledge, experience, skills or expertise that will enhance our Board’s ability to direct our business. Our Board is committed to diversity, and a candidate’s ability to add to the diversity of our Board is also considered. Directors must be willing and able to spend the time and effort necessary to effectively perform their responsibilities, and they should volunteer to resign from our Board in the event they have a significant change in responsibilities, including a change in employment, in accordance with our Corporate Governance Principles.

The Committee will consider candidates recommended by shareholders for nomination by the Board, taking into consideration the needs of the Board and the qualifications of the candidate. Shareholders must submit recommendations to our corporate secretary in writing and include the following information:

•the recommending shareholder’s name and evidence of ownership of our stock, including the number of shares owned and the length of time owned; and

•the candidate’s name, résumé or a listing of qualifications to be a director of our company and the candidate’s consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board.

Shareholders may also make their own nominations for director by following the process specified in our By-laws. Any shareholder who intends to nominate a director to be elected at our 2022 Annual Meeting of Shareholders must give written notice of such intent, delivered no earlier than April 15, 2022 and no later than May 5, 2022.

Linda Williams was recommended as a nominee by a non-management director, and her nomination was approved by the Nominating and Corporate Governance Committee and the Board of Directors.

Shareholder Communications

Our Board has adopted a process for interested parties to send communications to the Board. To contact the Board, any of its committees, the Chair of the Board (or the lead non-management director, if one is subsequently appointed) or any of our other directors, please send a letter addressed to: Board of Directors, c/o Lizbeth S. O’Shaughnessy, Secretary, Steelcase Inc., P.O. Box 1967, Grand Rapids, MI 49501-1967.

All such letters will be opened by the corporate secretary. Any contents that are not advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any committee or group of directors, the corporate secretary will make sufficient copies of the contents and send them to each director who is a member of the committee or group to which the envelope is addressed.

Code of Ethics and Code of Business Conduct

Our Board adopted a Code of Ethics applicable to our chief executive and senior financial officers, as well as a Code of Business Conduct that applies to all of our employees and directors. Only our Nominating and Corporate Governance Committee may grant any waivers of either code for a director or executive officer. Each of these codes is available in the Investor Relations section of our website, located at ir.steelcase.com, and found under “ESG - Corporate Governance.” If any amendment to, or waiver from, a provision of our Code of Ethics is made for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will also post such information in the Corporate Governance section of our website. To date, no such waivers have been requested or issued.

Available Information

The following materials are available on our website at ir.steelcase.com, and found under “ESG - Corporate Governance”:

•Code of Ethics for Chief Executive and Senior Financial Officers;
•Code of Business Conduct;
•Corporate Governance Principles; and
•the charters of our Audit, Compensation, Corporate Business Development and Nominating and Corporate Governance Committees.

We will send you a copy of any of these materials upon request and without charge. Please send any such request to us either by email at ir@steelcase.com or by mail at: Steelcase Inc., Investor Relations, P.O. Box 1967, Grand Rapids, MI 49501-1967.

DIRECTOR COMPENSATION

Standard Arrangements

During fiscal year 2021, in response to the COVID-19 crisis, the Board of Directors implemented temporary reductions to director compensation that were similar to the temporary salary reductions of the Company’s executive officers. The table below sets forth the annualized rates of compensation of our non-employee directors which applied during the year.

Type of Compensation	February 29, 2020 to March 29, 2020; August 31, 2020 to February 26, 2021 (1)	March 30, 2020 to May 30, 2020 (2)	May 31, 2020 to August 30, 2020 (3)

Board Annual Retainer	$215,000	$129,000	$172,000
Board Chair Annual Retainer	$322,500	$193,500	$258,000
Committee Chair Annual Retainers:
Audit Committee	$20,000	$12,000	$16,000
Compensation Committee	$15,000	$9,000	$12,000
Corporate Business Development Committee	$15,000	$9,000	$12,000
Nominating and Corporate Governance Committee	$15,000	$9,000	$12,000
Audit Committee Member Annual Retainer	$10,000	$—	$5,000
_____________
(1)The board, board chair and committee chair retainers were payable 40% in cash and 60% in shares of our Class A Common Stock, and Audit Committee member retainers were payable in cash.
(2)The board, board chair and committee chair retainers were payable 100% in shares of our Class A Common Stock.
(3)The board, board chair and committee chair retainers were payable 25% in cash and 75% in shares of our Class A Common Stock, and Audit Committee member retainers were payable in cash.

Each director was permitted to elect to receive all or a part of the cash portion of their board, board chair and committee chair retainers in shares of our Class A Common Stock. All shares granted to our directors as part of their non-cash director compensation were granted in the form of our Class A Common Stock under our Incentive Compensation Plan. The number of shares issued was based on the fair market value of the Class A Common Stock on the date the shares were issued.

James Keane did not receive additional compensation for his service as a director or committee member because he is an employee.

All directors are reimbursed for reasonable out-of-pocket expenses incurred to attend board and committee meetings.

Outside directors who are not retirees of our company are eligible to participate in our Benefit Plan for Outside Directors, which provides access to medical, dental and vision coverage for the directors and their qualifying dependents that is comparable to the health insurance benefits provided to U.S. employees under our Employee Benefit Plan. Participating directors are responsible for paying the applicable premiums for all coverage elected under the plan.

The Nominating and Corporate Governance Committee reviews and evaluates the reasonableness and competitiveness of our compensation and benefit programs and practices for our non-employee directors on an annual basis, utilizing data from peer groups of similar sized companies. The data includes information regarding board annual retainers, committee chair annual retainers and other fees as well as prevalence of amounts paid in shares or cash and benefits provided. The Committee reviews the comparison data to assess whether or not the non-employee director compensation and benefits are within a competitive range and also determines if the structure is reasonable. The Committee’s recommendations with regard to non-employee director compensation and benefits are reviewed and approved by the full Board of Directors.

Non-Employee Director Deferred Compensation Plan

Each of our outside directors is eligible to participate in our Non-Employee Director Deferred Compensation Plan. Under this plan, directors may defer all or part of their retainers until they no longer serve on our board. A participating director may elect to have the deferred amount deemed invested in Class A Common Stock or several other investment funds, but any portion which would have otherwise been payable in shares of our Class A Common Stock must be deferred as a deemed investment in Class A Common Stock.

Director Stock Ownership Guidelines

Each non-employee director is required to own and maintain shares of our Class A Common Stock, Class B Common Stock or deemed shares invested in our Class A Common Stock under our Non-Employee Director Deferred Compensation Plan equal in value to at least five times the portion of the board annual retainer which is payable in cash. This requirement must be achieved within five years from the director’s initial appointment to the board. All of our non-employee directors who have served on the board for five years or more are in compliance with the stock ownership guidelines.

Director Compensation Table

The following table shows the compensation earned by each of our non-employee directors in fiscal year 2021.

Fiscal Year 2021 Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total

Lawrence J. Blanford	$66,583	$141,000	$207,583
Timothy C. E. Brown	$65,167	$138,000	$203,167
Connie K. Duckworth	$65,167	$138,000	$203,167
Todd P. Kelsey	$68,000	$129,000	$197,000
Jennifer C. Niemann	$60,917	$129,000	$189,917
Robert C. Pew III	$91,375	$193,500	$284,875
Cathy D. Ross	$72,250	$138,000	$210,250
Catherine C. B. Schmelter	$67,167	$129,000	$196,167
Peter M. Wege II	$68,000	$129,000	$197,000
Linda K. Williams	$48,000	$64,500	$112,500
Kate Pew Wolters	$60,917	$129,000	$189,917
_____________
(1)The amounts shown in this column reflect the portion of the directors’ retainers payable in cash, including any of such amounts which our directors elected to defer under our Non-Employee Director Deferred Compensation Plan.

(2)The amounts shown in this column reflect the portion of the directors’ retainers payable in shares of our Class A Common Stock, including any of such amounts which our directors elected to defer under our Non-Employee Director Deferred Compensation Plan.
The following table shows:
•the number of shares of our Class A Common Stock issued to those directors who received all or a part of this portion of their retainers in the form of shares; and
•the number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan to those directors who elected to defer all or a part of this portion of their retainers as a deemed investment in Class A Common Stock.
The grant date fair value of the shares of Class A Common Stock issued was calculated using the closing price of our Class A Common Stock on the payment date multiplied by the number of shares issued in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). The assumptions made in the valuation of such awards are disclosed in Note 18 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2021 filed with the SEC on April 20, 2021.

Director	Shares Issued	Deferred Stock Credited

Lawrence J. Blanford	—	11,571
Timothy C. E. Brown	—	11,325
Connie K. Duckworth	11,321	—
Todd P. Kelsey	—	10,586
Jennifer C. Niemann	10,584	—
Robert C. Pew III	15,877	—
Cathy D. Ross	—	11,325
Catherine C. B. Schmelter	—	10,586
Peter M. Wege II	10,584	—
Linda K. Williams	5,157	—
Kate Pew Wolters	10,584	—

Holdings of Deferred Stock

The following table indicates the total number of shares deemed credited under our Non-Employee Director Deferred Compensation Plan as of the end of fiscal year 2021 to those directors who have deferred all or a portion of their retainer as a deemed investment in Class A Common Stock:

Director	Deferred Stock as of Fiscal Year End

Lawrence J. Blanford	108,339
Timothy C. E. Brown	39,826
Todd P. Kelsey	35,848
Cathy D. Ross	116,405
Catherine C. B. Schmelter	12,388
Peter M. Wege II	5,985
Kate Pew Wolters	2,180

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The tables on this page and the following pages show the amount of Class A Common Stock and Class B Common Stock beneficially owned by certain persons. Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote or dispose of those shares, or if the person has the right to acquire voting or disposition rights within 60 days (for example, by exercising options). Except as stated in the notes following the tables, each person has the sole power to vote and dispose of the shares shown in the tables as beneficially owned.

Each share of Class B Common Stock can be converted into one share of Class A Common Stock at the option of the holder. Ownership of Class B Common Stock is, therefore, deemed to be beneficial ownership of Class A Common Stock under the SEC’s rules and regulations. However, the number of shares of Class A Common Stock and the percentages shown for Class A Common Stock in the following tables do not account for this conversion right in order to avoid duplications in the number of shares and percentages that would be shown in the tables.

Directors and Executive Officers

This table shows the amount of common stock beneficially owned as of May 17, 2021 by (a) each director, (b) each of the executive officers named in the Summary Compensation Table and (c) all of our directors and executive officers as a group. The address of each director and executive officer is 901 44th Street SE, Grand Rapids, MI 49508.
In addition to the amounts shown below, certain of our directors also have deemed investments in our Class A Common Stock under our Non-Employee Director Deferred Compensation Plan, as discussed in Director Compensation under the heading “Holdings of Deferred Stock.”

Name	Class A Common Stock (1)		Class B Common Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class

Sara E. Armbruster	50,426	*	—	—
Lawrence J. Blanford	—	—	—	—
Timothy C. E. Brown	265	*	—	—
Connie K. Duckworth	78,924	*	—	—
James P. Keane (2)	800,071	*	—	—
Todd P. Kelsey	—	—	—	—
Jennifer C. Niemann (3)	18,006	*	2,079,131	8.1%
Lizbeth S. O’Shaughnessy	214,975	*	—	—
Robert C. Pew III (4)	282,688	*	4,821,714	18.9%
Cathy D. Ross	3,611	*	—	—
Catherine C. B. Schmelter	—	—	—	—
Allan W. Smith, Jr.	31,694	*	—	—
David C. Sylvester	416,197	*	—	—
Peter M. Wege II	224,111	*	—	—
Linda K. Williams	7,150	*	—	—
Kate Pew Wolters (5)	222,309	*	5,731,354	22.4%
Directors and executive officers as a group (23 persons) (6)	2,664,766	3.0%	12,632,199	49.4%
_____________
* Less than 1%

(1)If the number of shares each director or executive officer could acquire upon conversion of their Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following directors and executive officers would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed opposite their names:

Name	Number of Shares	Percent of Class A

Jennifer C. Niemann	2,097,137	2.3%
Robert C. Pew III	5,104,402	5.4%
Kate Pew Wolters	5,953,663	6.2%
Directors and executive officers as a group (23 persons)	15,296,965	14.9%
    ________________
    * Less than 1%
(2)Includes 396,360 shares of Class A Common Stock of which Mr. Keane shares the power to vote and dispose.
(3)Includes 100 shares of Class A Common Stock and 98,813 shares of Class B Common Stock of which Ms. Niemann shares the power to vote and dispose.
(4)Includes (a) 500 shares of Class A Common Stock which Mr. Pew shares the power to vote and dispose and (b) 3,073,618 shares of Class B Common Stock of which Mr. Pew shares the power to dispose.
(5)Includes 2,931,428 shares of Class B Common Stock of which Ms. Wolters shares the power to dispose.
(6)Includes all thirteen directors (two of whom are executive officers) and all ten other executive officers, only three of whom are named in the table. The numbers shown include the shares described in notes 2 through 5 above and 30,000 shares of Class A Common Stock of which one of the other executive officers shares the power to vote and dispose.

Beneficial Owners of More than Five Percent of Our Common Stock

The following table shows the amount of common stock beneficially owned as of May 17, 2021 by each person, other than our directors and executive officers, who is known by us to beneficially own more than 5% of our Class A Common Stock or more than 5% of our Class B Common Stock. The information set forth in this table is based on the most recent Schedule 13D or 13G filing made by such persons with the SEC, except as otherwise noted.

The percentages listed in the Percent of Class column for Class B Common Stock set forth in the tables on the previous and following page add up to more than 100% because (1) as described in the notes to the tables, some of the persons listed in the tables share the power to vote and dispose of shares of Class B Common Stock with one or more of the other persons listed and (2) for many persons listed in the tables, the number of Shares Beneficially Owned is based on filings by such persons with the SEC as of December 31, 2020 or earlier but the Percent of Class is calculated based on the total number of shares of Class B Common Stock outstanding on May 17, 2021.

Name	Class A Common Stock (1)		Class B Common Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class

Fifth Third Bancorp, Fifth Third Financial Corporation and Fifth Third Bank, National Association (2)	1,472,328	1.6%	15,448,902	60.4%
The Vanguard Group (3)	8,632,354	9.6%	—	—
BlackRock, Inc. (4)	7,678,349	8.5%	—	—
EARNEST Partners, LLC (5)	7,641,956	8.5%	—	—
P. Craig Welch, Jr. (6)	467,082	*	5,407,852	21.2%
Pzena Investment Management, LLC (7)	4,984,569	5.5%	—	—
Cooke & Bieler LP (8)	4,980,478	5.5%	—	—
LSV Asset Management (9)	4,806,409	5.3%	—	—
Anne Hunting (10)	242,487	*	4,351,970	17.0%
ABJ Investments, Limited Partnership and Olive Shores Del, Inc. (11)	1,258,491	1.4%	3,000,000	11.7%
James T. Osborne (12)	—	—	1,574,468	6.2%
CRASTECOM B Limited Partnership (13)	—	—	1,459,753	5.7%
_____________
* Less than 1%
(1)If the number of shares each shareholder could acquire upon conversion of their Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following holders of Class B Common Stock would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed opposite their names:

Name	Number of Shares	Percent of Class A

Fifth Third Bancorp, Fifth Third Financial Corporation and Fifth Third Bank, National Association	16,921,230	16.0%
P. Craig Welch, Jr.	5,874,934	6.2%
Anne Hunting	4,594,457	4.9%
ABJ Investments, Limited Partnership and Olive Shores Del, Inc.	4,258,491	4.6%
James T. Osborne	1,574,468	1.7%
CRASTECOM B Limited Partnership	1,459,753	1.6%
(2)The address of Fifth Third Bancorp, Fifth Third Financial Corporation and Fifth Third Bank, National Association (collectively, “Fifth Third”) is Fifth Third Center, Cincinnati, OH 45263. Includes (a) 339,700 shares of Class A Common Stock and 1,423,699 shares of Class B Common Stock which Fifth Third has the sole power to vote, (b) 306,986 shares of Class A Common Stock and 3,845,783 shares of Class B Common Stock which Fifth Third shares the power to vote and (c) 1,233,586 shares of Class A Common Stock and 11,712,359 shares of Class B Common Stock of which Fifth Third shares the power to dispose.
We believe there is substantial duplication between the shares which Fifth Third beneficially owns and the shares which are beneficially owned by some of the other persons listed in this table and the previous table, because, among other reasons, Fifth Third or its affiliates serves as a co-trustee of a number of trusts of which our directors and other beneficial owners of more than 5% of our common stock serve as co-trustees; however, we are not able to determine the extent of such duplication based on the information reported by Fifth Third.

(3)The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group has the sole power to vote no shares of Class A Common Stock, the shared power to vote 87,312 shares of Class A Common Stock and the shared power to dispose of 158,233 shares of Class A Common Stock.
(4)The address of BlackRock, Inc. is 55 East 52nd St., New York, NY 10055. BlackRock, Inc. has the sole power to vote only 7,254,915 shares of Class A Common Stock.
(5)The address of EARNEST Partners, LLC is 1180 Peachtree Street NE, Suite 2300, Atlanta, GA 30309. EARNEST Partners, LLC has the sole power to vote only 4,820,162 shares of Class A Common Stock.
(6)The address of Mr. Welch is 901 44th Street SE, Grand Rapids, MI 49508. Includes (a) 2,374,351 shares which Mr. Welch shares the power to vote, (b) 5,824,852 shares of which Mr. Welch shares the power to dispose and (c) 10,000 shares of Class A Common Stock which Mr. Welch could acquire within 60 days of December 31, 2020 through the exercise of stock options.
(7)The address of Pzena Investment Management, LLC is 320 Park Avenue, 8th Floor, New York, NY 10022. Pzena Investment Management, LLC has the sole power to vote only 4,043,092 shares of Class A Common Stock.
(8)The address of Cooke & Bieler LP is 2001 Market Street, Suite 4000, Philadelphia, PA 19103. Cooke & Bieler LP has the sole power to vote no shares of Class A Common Stock, the shared power to vote 3,905,178 shares of Class A Common Stock and the shared power to dispose of 4,980,478 shares of Class A Common Stock.
(9)The address of LSV Asset Management is 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606.
(10)The address of Ms. Hunting is 1421 Lake Road, Lake Forest, IL 60045. Includes 4,476,971 shares of which Ms. Hunting shares the power to vote and dispose. The information reported for Ms. Hunting is based upon a Schedule 13G amendment dated December 31, 2001 and a subsequent conversion of Class B Common Stock into Class A Common Stock. No further shareholding information has been reported by Ms. Hunting after December 31, 2001.
(11)The address of ABJ Investments, Limited Partnership (“ABJ”) and Olive Shores Del, Inc. (“Olive Shores”) is P.O. Box 295, Cimarron, CO 81220. Olive Shores is the sole general partner of ABJ. The information reported for ABJ and Olive Shores is based upon a Schedule 13G amendment dated December 31, 2007 in which those entities reported that they had ceased to be the beneficial owner of more than 5% of our Class A Common Stock and thus were no longer subject to reporting on Schedule 13G. No further shareholding information has been reported by ABJ or Olive Shores after December 31, 2007.
(12)The address of James T. Osborne is 881 Private Rd., Winnetka, IL 60093. Mr. Osborne has the sole power to vote and dispose of 82,926 shares of Class B Common Stock and the shared power to vote and dispose of 165,900 shares of Class B Common Stock. The information provided for Mr. Osborne is based upon a Schedule 13G dated December 31, 1998. No further shareholding information has been reported by Mr. Osborne after such date.
(13)The address of CRASTECOM B Limited Partnership is 1134 Taylorsport Ln., Winnetka, IL 60093.

PROPOSAL 2 – ADVISORY VOTE
TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that we allow our shareholders the opportunity to vote to approve the compensation of our named executive officers as set forth in this proxy statement. This vote is advisory, which means that it is not binding on our company or our Board of Directors. The affirmative vote of a majority of the votes cast at the Meeting for this proposal is required to approve this Proposal 2.

The compensation of our named executive officers is set forth in the Executive Compensation, Retirement Programs and Other Arrangements section. The Compensation Discussion and Analysis (“CD&A”) section describes our executive compensation policies and practices and analyzes the compensation received by our named executive officers in fiscal year 2021. As described in the CD&A, our executive compensation philosophy is to reward performance and motivate collective achievement of strategic objectives that will contribute to our company’s success. Our Board of Directors believes the compensation programs for our named executive officers effectively meet the primary objectives of attracting and retaining highly qualified executives, motivating our executives to achieve our business objectives, rewarding our executives appropriately for their individual and collective contributions and aligning our executives’ interests with the long-term interests of our shareholders, and our Board believes our programs are reasonable when compared to compensation at similar companies.

At our 2017 annual meeting, a majority of the votes cast by our shareholders were voted for having an annual shareholder advisory vote to approve the compensation of our named executive officers. Taking into account the results of that vote, the Board of Directors determined that it is in the best interests of our company and our shareholders to hold an annual advisory vote to approve named executive officer compensation until the next advisory vote on the frequency of such a vote. The next advisory vote to approve named executive officer compensation will be held at the 2022 annual meeting.

The vote on this resolution is not intended to address any specific element of executive compensation. Instead, the vote relates to the executive compensation of our named executive officers, as set forth in this proxy statement pursuant to the rules of the SEC. This vote is advisory and not binding on our company or our Board of Directors, but in the event of any significant vote against this proposal, the Compensation Committee will consider whether any actions are appropriate to respond to shareholder concerns.

Accordingly, our Board of Directors asks our shareholders to vote on the following resolution at the Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION COMMITTEE REPORT

We reviewed and discussed with management the Compensation Discussion and Analysis which follows this report. Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and distribution to the Company’s shareholders.

Compensation Committee

Cathy D. Ross (Chair)
Timothy C. E. Brown
Todd P. Kelsey
Kate Pew Wolters

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our policies and practices relating to executive compensation and presents a review and analysis of the compensation earned in fiscal year 2021 by our CEO, our Chief Financial Officer and our three other most highly paid executive officers. We refer to these five individuals as the “named executive officers.” The types and amounts of compensation earned by these executives in fiscal year 2021 are detailed in the Summary Compensation Table in Executive Compensation, Retirement Programs and Other Arrangements and the other tables which follow it.

Executive Summary

We have designed the compensation programs for our named executive officers to provide competitive pay opportunities while aligning their incentive compensation earned with the interests of our shareholders by linking pay with company and stock performance. The primary elements of our executive compensation programs are base salaries, short-term and long-term incentive compensation and retirement programs and benefits.

Fiscal Year 2021 Compensation Decisions

At the time when our Compensation Committee was making decisions about our fiscal year 2021 executive compensation, the COVID-19 pandemic was having a significant impact on our company and the effects of the pandemic were expected to continue to impact our company over the course of the year, although the duration and intensity of the impacts were not known. As a result, several changes were made to the elements of executive compensation for fiscal year 2021 compared to prior years:

•The base salaries of the named executive officers were significantly reduced during the first half of the year in connection with pay reductions made across our global employee base to reduce the impact of lower revenue and preserve liquidity. None of the executive officers received a base salary increase in fiscal year 2021.
•The named executive officers received smaller one-year cash awards under our Management Incentive Plan (“MIP”) for fiscal year 2021 compared to fiscal year 2020. The awards were earned based on our return on invested capital (“ROIC”) for fiscal year 2021, and the awards made to each of the officers other than our CEO were subject to adjustment by our CEO based on his assessment of the officer’s performance during the fiscal year.
•The named executive officers received one-year performance unit awards approximately equal in size to the reduction in their MIP awards compared to the prior year. The performance units were earned based on the Compensation Committee’s assessment of management’s performance in fiscal year 2021 in a number of specific areas (the “FY21 Performance Measures”).

Similar to fiscal year 2020, the named executive officers also received restricted units that vest at the end of fiscal year 2023 and three-year performance unit awards which will be earned over fiscal year 2021 through fiscal year 2023 based upon the average of performance measures established for each fiscal year and modified based upon our total shareholder return (“TSR”) performance relative to the companies in the S&P MidCap 400 Index for the three-year period. The Compensation Committee selected the FY21 Performance Measures as the year 1 performance measures for the performance units awarded in fiscal year 2021 and as the year 2 performance measures for the three-year performance units awarded to the named executive officers in fiscal year 2020.

The Compensation Committee awarded the fiscal year 2021 awards and established the FY21 Performance Measures during the first quarter of fiscal year 2021. The Committee did not make any modifications to incentive compensation awards or targets during the fiscal year to adjust for the impacts of the COVID-19 pandemic.

See “Incentive Compensation” below for further details regarding the incentive compensation awards made in fiscal year 2021, including the definitions of the various performance measures used for the awards.

Awards Earned in Fiscal Year 2021

The incentive compensation earned by our named executive officers in fiscal year 2021 consisted of:

•the MIP awards earned based on our fiscal year 2021 ROIC;
•the one-year performance units granted in fiscal year 2021 and earned based on the FY21 Performance Measures;
•three-year cash-based awards granted in fiscal year 2019 and earned based on our average ROIC for fiscal years 2019 through 2021;
•three-year performance units granted in fiscal year 2019 and earned based on our TSR performance relative to the companies in the S&P MidCap 400 Index, for fiscal years 2019 through 2021; and
•restricted units granted in fiscal year 2019 which vested at the end of fiscal year 2021.

Fiscal Year 2021 Financial Results

In fiscal year 2021, we reported revenue of $2.6 billion, a 30% decrease compared to the prior year, primarily driven by reduced industry demand due to the COVID-19 pandemic. During the year, we took a number of actions to protect our liquidity, conserve capital and reduce our cost structure in response to the impact of the pandemic on our business, including significantly reducing salaries in the first half of the year, implementing workforce reductions later in the year and substantially reducing discretionary spending. We recorded operating income of $43.0 million and an operating income margin of 1.7% in fiscal year 2021, compared to $257.0 million and 6.9% in fiscal year 2020. The decrease was driven by lower revenue across all segments, restructuring costs and a goodwill impairment charge, partially offset by lower operating expenses and overhead costs. We posted net income of $26.1 million and diluted earnings per share of $0.22 in fiscal year 2021, compared to $199.7 million and $1.66 per share in fiscal year 2020.

Incentive Compensation Performance Results

The following charts show our actual performance compared to the targets for the financial performance measures for incentive compensation earned in fiscal year 2021, as adjusted by the Compensation Committee.
For the purpose of the MIP awards, our ROIC for fiscal year 2021 was 4.7%, compared to the target of 11.25%, and as a result, the MIP awards were earned at 41% of target, which for some of the named executive officers other than our CEO were adjusted by our CEO based on his assessment of their performance.

Based on Compensation Committee review of a detailed scorecard prepared by management, the Committee determined that management’s performance against the FY21 Performance Measures was at the target level of performance. As a result, the one-year performance units were earned at 100% of target.

For the purpose of the three-year cash-based awards, our average ROIC for fiscal years 2019 through 2021 was 10.7%, compared to the target of 10.0%. As a result, the cash-based awards granted to our named executive officers in fiscal year 2019 were earned at 114% of target.

Our TSR expressed as a compound annual rate for fiscal years 2019 through 2021 was -0.8%, which ranked in the 42nd percentile of our TSR peer group. As a result, the three-year performance units granted to our named executive officers in fiscal year 2019 were earned at 80.0% of target.

Philosophy and Objectives

Our philosophy for the compensation of all our employees, including the named executive officers, is to value the contribution of our employees, motivate achievement of strategic objectives that will contribute to our company’s success and share profits through broad-based incentive arrangements designed to reward performance.

The primary objectives of the compensation programs for our named executive officers are to:

•attract and retain highly qualified executives;
•motivate our executives to achieve our business objectives;
•reward our executives appropriately for their individual and collective contributions;
•align our executives’ interests with the long-term interests of our shareholders;
•ensure that executive compensation opportunities are reasonable when compared to compensation at similar companies; and
•achieve internal pay equity.

Compensation Consultant

The Compensation Committee has engaged Exequity LLP to serve as an independent compensation consultant reporting directly to the Committee. Exequity is responsible for providing information, insight and perspective for the Committee’s consideration in making decisions on all elements of executive compensation. Exequity also works cooperatively with management on behalf of the Committee. Exequity does not provide any services to our company other than executive compensation consulting to the Committee.

Annual Review

Our executive compensation programs fall within three general categories: (1) base salaries, (2) incentive compensation awards and (3) retirement programs and benefits. The Compensation Committee reviews and approves the base salary and incentive compensation awards for each of our executive officers each year, taking into account the recommendations of our CEO (except as to himself), the individual performance of each executive officer and our compensation philosophy and objectives described above. Following approval by the Committee, the compensation of our CEO is submitted to our Board of Directors for ratification. None of the named executive officers has an employment agreement with us.

In order to evaluate the reasonableness and competitiveness of our compensation programs and practices for fiscal year 2021, the Compensation Committee used pay data from Willis Towers Watson’s general industry executive survey, excluding financial services, not-for-profit and energy companies, to reflect a sizable comparator group of companies. Due to the differences in revenue among the companies in the survey, regression analysis was used to adjust the data to reflect our size in fiscal year 2019 (our most recent full fiscal year prior to the date of the analysis) based on annual revenues of approximately $3.4 billion. The survey presents information regarding base salaries, annual bonus targets, annualized expected values of long-term incentive compensation and target total direct compensation. The Committee does not specifically target each element of compensation of the named executive officers against the comparison group. Instead, the Committee reviews the comparison data to assess whether or not each of these components of compensation and total compensation of the named executive officers is within a competitive range. In making its assessment, the Committee considers: (a) any difference between the role and responsibilities of each officer compared to the benchmark position in the survey results, (b) the specific contributions the executive officer has made to the successful achievement of our company goals, (c) the relative experience level of the executive officer and their tenure with our company and (d) the performance of our company, including stock price performance.

Our say-on-pay shareholder advisory vote received 92.5% approval at our 2020 annual shareholders meeting. No changes were made to our executive compensation policies and practices in fiscal year 2021 in response to our 2020 say-on-pay shareholder advisory vote.

Base Salary

The base salary of each of our named executive officers is reviewed and approved annually by the Compensation Committee as part of its overall review of executive compensation, and our Board of Directors ratifies any changes to our CEO’s base salary. As a general rule, base salaries for the named executive officers are set at levels which will allow us to attract and retain highly qualified executives. In addition to annual reviews, the base salary of a particular executive may be adjusted during the course of a fiscal year in connection with a promotion or other material change in the executive’s role or responsibilities.

During fiscal year 2021, in response to the COVID-19 crisis and at the request of management, the Compensation Committee approved the following temporary reductions to the base salaries of the named executive officers compared to their base salaries in effect prior to March 30, 2020:

Time Period	CEO	Other Named Executive Officers

March 30, 2020 to May 24, 2020	reduced to $1	reduced by 60%
May 25, 2020 to August 30, 2020	reduced by 50%	reduced by 20%

The duration and size of these reductions were similar to or greater than the pay reductions implemented for other U.S. employees in order to reduce the impact of lower revenue and conserve our liquidity during the first six months of the COVID-19 crisis. None of the named executive officers received a base salary increase during fiscal year 2021, and none received a make-whole payment for the reductions.
Incentive Compensation
Incentive compensation awards for our named executive officers are approved by the Compensation Committee and, in the case of our CEO, ratified by our Board of Directors, typically at regularly scheduled meetings at the beginning of each fiscal year, but awards may also be approved at any other regularly scheduled meeting or at a special meeting. We do not have any program or practice to time the grant of equity-based awards relative to the release of any material non-public information.
Fiscal Year 2021 Awards

In fiscal year 2021, we awarded four types of incentive compensation opportunities to our named executive officers: (1) cash awards under our MIP earned based on our ROIC for fiscal year 2021, (2) one-year performance units earned based on the FY21 Performance Measures, (3) three-year performance units which will be earned over fiscal year 2021 through fiscal year 2023 based upon the average of our results compared to performance measures and targets established for each fiscal year and modified based upon our three-year TSR performance relative to a comparator group, and (4) restricted units that vest at the end of three fiscal years. The performance units and restricted units will be settled in shares of Class A Common Stock at the end of the applicable performance period or vesting. These awards in combination with other similar awards granted in prior fiscal years create overlapping award cycles that are designed to provide a mix of cash and equity-based incentives, balance short-term and long-term performance, encourage retention and conserve liquidity during the COVID-19 crisis.

As an illustration, the following chart shows the mix of compensation for fiscal year 2021 for our CEO compared to the average of the four other named executive officers, using unreduced base salaries, valuing the MIP and performance unit awards at the target level of performance, and valuing the restricted unit and performance unit awards using the market price per share of our Class A Common Stock on the date the Compensation Committee approved the awards (in the case of our CEO, on the date his awards were ratified by our Board of Directors). The chart also notes the portion of the target total compensation denominated in the form of cash or equity and the portion to be earned based on achievement relative to various performance measures. The mix of compensation for the CEO was more heavily weighted to performance and equity, although performance-based and equity awards were also significant components for the other named executive officers.
Short-Term Incentive Awards

Each of our named executive officers received two short-term incentive awards in fiscal year 2021: (1) a cash award under our MIP and (2) a one-year performance unit award under our Incentive Compensation Plan (“ICP”). In order to conserve liquidity, each of the named executive officers received a smaller cash award under our MIP than in prior years, and the remainder of their short-term award target was granted as a one-year performance unit award.

In determining the size of awards to be granted, our CEO presented to the Compensation Committee his recommendations for the size of awards for each named executive officer other than himself, taking into consideration the factors described above under the heading “Annual Review.” The Committee reviewed the value of the awards as a percentage of the officer’s base salary relative to the 25th percentile, median and 75th percentile levels of annual incentive compensation shown in the market comparison study and relative to each officer.

The size of the named executive officers’ target short-term incentive awards for fiscal year 2021 were established as follows, based on the officers’ base salary prior to any of the temporary reductions implemented during the year:

Name	MIP Awards	One-Year Performance Units	Total Short-Term Award Targets

James P. Keane	30% of base salary	90% of base salary	120% of base salary
David C. Sylvester	30% of base salary	50% of base salary	80% of base salary
Lizbeth S. O’Shaughnessy	30% of base salary	30% of base salary	60% of base salary
Sara E. Armbruster	30% of base salary	30% of base salary	60% of base salary
Allan W. Smith, Jr.	30% of base salary	30% of base salary	60% of base salary

MIP awards

The MIP awards were earned based on the achievement of our ROIC results for fiscal year 2021. In addition, the Compensation Committee delegated to our CEO the authority to modify the size of the target awards for each of the other named executive officers up to 10% of the applicable officer’s unreduced base salary, positively or negatively, at the end of the fiscal year based on his assessment of the officer’s performance during the year. This award design was intended to balance our broad-based profit-sharing philosophy with providing our CEO with an opportunity to further differentiate compensation for the other named executive officers based on his assessment of their performance.

For the purpose of the MIP awards, ROIC is defined as our net operating profit after tax divided by average invested capital. Net operating profit after tax represents our net income plus after tax interest expense, adjusted for adjustments to the extent approved by the Compensation Committee.  Average invested capital represents our average shareholders’ equity and average debt, as adjusted to the extent approved by the Committee.

The ROIC performance required to earn the minimum, target and maximum level of the MIP awards are shown in the following table, with interpolation used if the actual results do not fall directly on one of the performance levels. In setting the target at 11.25%, the Compensation Committee used the average of our estimated weighted average cost of capital and our actual fiscal year 2020 ROIC. As a profit-sharing company, the minimum performance level was set at zero percent and the maximum performance level was set at ten percentage points above target.

Performance Level	ROIC Performance	Amount Earned

Threshold	0.0%	0% of target
Target	11.25%	100% of target
Maximum	21.25%	200% of target

Our actual ROIC performance for fiscal year 2021 was 4.7%, which resulted in the portion of the awards earned based on ROIC performance being earned at 41% of target. The following chart depicts the ROIC performance scale for the awards and our actual ROIC performance for fiscal year 2021.

MIP Payout
as a % of Target
200%
100%
41%
0%
4.7%
11.25%
21.25%
FY21 ROIC
Target
Actual

Our CEO exercised the authority delegated to him by the Compensation Committee to modify the size of the target awards for the portion earned based on ROIC performance for the following named executive officers based on his assessment of their individual performance, as follows: Lizbeth O’Shaughnessy, increased by 5% of her unreduced base pay for progress toward ESG goals and Sara Armbruster, increased by 5% of her unreduced base pay for leadership during the cyberattack.

One-year performance units

The one-year performance units were earned based on the Compensation Committee’s assessment of the FY21 Performance Measures. The FY21 Performance Measures were defined by the Committee when the awards were approved during the first quarter of fiscal year 2021 as consisting of management’s performance in fiscal year 2021 in the following areas:

Cash flow and working capital:
•taking actions to sustain cash inflows and minimize outflows, while observing legal and ethical norms
•proactively managing capital structure (accessing line of credit, etc.) as appropriate
•taking numerous actions around the world to reduce labor costs in compliance with local laws and integrated with local government assistance programs
•taking actions to avoid excessive deterioration of accounts receivable (both absolute and in “days”) during the COVID-19 period of restricted activity
•managing inventory and accounts payable build during the period of post-restriction ramp-up
•use of government stimulus packages, which may include items such as tax incentives, deferred payment opportunities and reimbursements

Management of the COVID-19 crisis:
•transition from normal operations to partial operation
•operating through the “bottom” of the crisis
•transition from partial operations to normal operation
•shift from full-time, in-office workforce, towards part-time and work-at-home workforce and related talent management and redeployment challenges and return to in-office work environment

Product launch:
•quickly developing and launching product solutions (including modifications, specials) that respond directly to the challenges customers face as their people return to the workplace

Customer satisfaction:
•fully serving the needs of essential businesses, specifically health care customers and government organizations as they respond to the health care crisis
•sustain productivity at a reduced level of operation, while maintaining a safe working environment
•sustain customer satisfaction despite high disruptions during the post-COVID-19 ramp-up

Employee satisfaction and human resources management:
•providing a safe work environment considering the human health issues related to COVID-19 transmission

•support employees directly affected by COVID-19 through enhanced leave policies, in coordination with local laws
•sustain satisfaction of employees working from home through IT systems
•flexible policies to allow employees to balance work and home demands
•implement and manage through periods of reduced hours/reduced pay in compliance with local laws
•take actions to minimize turnover

Implementation of certain critical projects and processes and strategic business criteria:
•understand, adapt and establish polices that are compliant with new laws, executive orders and regulations related to COVID-19 in all the jurisdictions in which Steelcase operates
•maintain effective information technology systems without significant interruption while maintaining security over critical information
•adapt IT systems as necessary to comply with changing laws and policies
•maintain an effective internal control environment to safeguard assets, protect against fraud or cyber attacks and report accurate and timely financial information

The Compensation Committee utilized the FY21 Performance Measures as the performance measures for the one-year performance unit awards in light of the challenge of establishing quantitative performance measures in a time of uncertainty. The Committee established the FY21 Performance Measures during the first quarter of fiscal year 2021 and did not modify them during the year. The FY21 Performance Measures were developed to reflect the challenges we faced as the initial effects of the COVID-19 pandemic were being felt, motivate management performance through the pandemic and accelerate our growth as the effects of the pandemic ease. The Committee established a floor of 0% of target and a maximum of 125% of target for the amounts that could be earned under the awards. The Committee set the maximum payout at 125%, rather than the 200% maximum we have generally used in the past, in light of the challenging business environment and salary reductions that were in place at the time the awards were established.

The Compensation Committee assessed management’s performance against the FY21 Performance Measures each fiscal quarter using a detailed scorecard provided by management. In January 2021, the Committee determined that management’s performance met the objectives established under the FY21 Performance Measures, resulting in the awards being earned at 100% of target based on the following summary of results:

Cash flow and working capital:
•successfully navigated the downturn while maintaining financial stability due to cost saving measures and cash flow management

Management of the COVID-19 crisis:
•maintained employee health in manufacturing facilities
•adjusted resourcing for demand levels and recovered from two separate shutdowns (COVID-19 and cyber), working quickly through resulting backlogs while maintaining quality levels
•alternated between in-office and at-home work when it was appropriate to do so and without impact to overall productivity
•prevented any disease transmission in our facilities through sound policies and enforcement; demonstrated best-in-class response protocols that influenced customer decision-making

Product launch:
•rapidly pivoted to provide new products and safety resources for customers most impacted by COVID-19
•maintained product development and launch productivity despite disruptions, with key products coming to market and others beginning development to secure post-COVID market share gains

Customer satisfaction:
•established market leadership role in generating and sharing insights with customers
•rapidly pivoted to new business development with customers less impacted by COVID-19

Employee satisfaction and human resources management:
•implemented flexible work arrangement policies and leveraged government programs to provide benefits for employees
•maintained high employee engagement and low turnover

Implementation of certain critical projects and processes and strategic business criteria:
•suffered a sophisticated cyber attack but recovered all critical data, restored systems quickly and paid no ransom
•continued progress on priority projects
•no issues with compliance or controls

The Compensation Committee made its final determination of the award payout level in January, shortly prior to the end of the fiscal year, in order to allow sufficient time for the valuation and recording of the awards for accounting purposes during the fiscal year.

Long-Term Incentive Awards

Each of our named executive officers typically receives long-term incentive awards under our ICP annually, in accordance with our compensation philosophies of providing competitive compensation, linking pay to performance, aligning the interests of our executives with those of our shareholders, and encouraging retention. In addition to annually granting long-term incentive awards, from time to time at the request of our CEO, the Compensation Committee considers granting special awards to named executive officers in connection with promotions or other changes in responsibilities or in recognition of particular contributions to our company’s performance.

In determining the size of the long-term incentive awards to be approved in fiscal year 2021, our CEO presented to the Compensation Committee his recommendations for the awards for each named executive officer other than himself, taking into account the factors described above under the heading “Annual Review.” The Committee reviewed the recommended target level of the estimated value of the recommended performance units and restricted units (using a recent average closing price for shares of our Class A Common Stock), calculated as a percentage of the officer’s base salary (prior to the temporary reductions implemented during the year), relative to the median level of long-term incentive compensation shown in the market comparison study and the estimated expense of the awards. For each of the named executive officers, the long-term incentive awards were entirely equity-based and awarded 60% in the form of three-year performance units and 40% in the form of restricted units in order to more closely align the interests of our executive officers with those of our shareholders.

The size of the named executive officers’ target long-term incentive awards for fiscal year 2021 were established as follows, based on the officers’ base salary prior to any of the temporary reductions implemented during the year:

Name	Three-Year Performance Units	Restricted Units	Total Long-Term Award Targets

James P. Keane	260% of base salary	173% of base salary	433% of base salary
David C. Sylvester	108% of base salary	72% of base salary	180% of base salary
Lizbeth S. O’Shaughnessy	78% of base salary	52% of base salary	130% of base salary
Sara E. Armbruster	60% of base salary	40% of base salary	100% of base salary
Allan W. Smith, Jr.	60% of base salary	40% of base salary	100% of base salary

Three-year performance units

The three-year performance units will be earned based on a three-year average payout multiple for performance achievement in three consecutive one-year performance periods, modified based on our TSR performance relative to the companies in the S&P MidCap 400 Index over the three-year period. This design recognizes the recession risk during a three-year performance period while sustaining performance against annual goals and is consistent with the performance units approved in fiscal year 2020. The performance measures, weightings, target levels, and the performance scale for each one-year performance period will be determined by the Compensation Committee within the first three months of each fiscal year in the three-year period. This design is illustrated in the chart below:
The Compensation Committee selected relative TSR performance as a modifier for these performance units to align the compensation of the executive officers with the interests of our shareholders. Our TSR performance will be measured relative to the TSR performance of the companies in the S&P MidCap 400 Index over the three-year period. The performance units earned will be modified by up to 20%, either positively or negatively, based on the following scale, with interpolation used if the actual results do not fall directly on one of the performance levels:

Relative TSR Performance	Modifier

25th percentile or below	80%
50th percentile	100%
75th percentile or above	120%

The Compensation Committee established the FY21 Performance Measures as the year 1 performance measures for these performance units due to the challenge of establishing performance measures in a time of uncertainty and established the range of potential payout from a floor of 0% of target to a maximum of 125% of target. The Committee set the maximum payout at 125% rather than the

200% maximum we have generally used in the past, in light of the challenging business environment and salary reductions that were in place at the time the awards were established.

The performance units will be settled in shares of our Class A Common Stock. Dividend equivalents on the performance units will be based on dividends declared and paid on our Class A Common Stock during the performance period and paid only on the number of shares actually earned at the end of the performance period.

Restricted units

The restricted units granted in fiscal year 2021 will vest in full at the end of fiscal year 2023, based upon continued service, and will be settled in shares of our Class A Common Stock. Dividend equivalents on the restricted units will be based on dividends declared and paid on our Class A Common Stock during the vesting period and paid during the vesting period.

Fiscal Year 2020 Three-Year Performance Units

In fiscal year 2020, each of the named executive officers received a three-year performance unit award with a design consistent with the three-year performance units awarded in fiscal year 2021. During fiscal year 2021, the Compensation Committee established the FY21 Performance Measures as the year 2 performance measures for those performance units and established the range of potential payout from a floor of 0% of target to a maximum of 125% of target.
Long-Term Incentive Awards Earned in Fiscal Year 2021 and Link to Company Performance

In fiscal year 2021, the named executive officers earned three long-term incentive awards which were granted in fiscal year 2019: (1) cash-based awards, (2) performance units and (3) restricted units.

The cash-based awards were earned based on our three-year average ROIC from fiscal years 2019 through 2021. For purposes of these awards, net operating profit after tax was adjusted for the impact from U.S. tax reform (which was spread over a three-year period beginning in fiscal year 2019), a goodwill impairment and restructuring costs, as approved by the Compensation Committee.  Our actual average ROIC for fiscal years 2019 through 2021 was 10.7% and resulted in these awards being earned at 114% of target. The following chart depicts the performance scale for these awards and our actual fiscal year 2019 to 2021 average ROIC performance and payout level.

The performance units were earned based on our TSR performance relative to the companies in the S&P MidCap 400 Index. Our actual TSR performance for fiscal years 2019 through 2021 was at the 42nd percentile of the comparator group and resulted in 80.0% of target being earned. The earned performance units were settled in shares of our Class A Common Stock, and dividend equivalents were paid on the earned shares based on the dividends declared and paid on our Class A Common Stock during the performance period. The chart below depicts the performance scale for these awards and our actual fiscal year 2019 to 2021 relative TSR performance and performance unit payout level.
The restricted units vested at the end of fiscal year 2021 and settled in shares of our Class A Common Stock.

Fiscal Year 2022 Changes

For fiscal year 2022, the incentive compensation opportunities awarded to our named executive officers were consistent with the types of awards made in fiscal year 2020 and consisted of (1) one-year cash awards under our MIP, (2) performance units which will be earned over fiscal year 2022 through fiscal year 2024 and (3) restricted units that vest at the end of fiscal year 2024. The MIP and performance units utilize performance measures which are similar to the awards made in fiscal year 2020, with one exception: a portion of the MIP awards for fiscal year 2022 will be earned based on the Compensation Committee’s assessment of management’s performance against our diversity, equity and inclusion objectives.

Upcoming CEO Transition

We have announced that James Keane will step down as CEO effective October 4, 2021. Thereafter, he will continue as an employee of Steelcase and serve as Vice Chair until his retirement on January 7, 2022. As Vice Chair, Mr. Keane’s compensation will not change, but he will no longer be a participant in our Executive Severance Plan.

Sara Armbruster was appointed as Executive Vice President, effective April 15, 2021, and will become our CEO on October 4, 2021. Her compensation was adjusted on April 15, 2021 as follows: (1) her annual base salary increased to $650,000, (2) her annual short-term incentive target increased to 100% of her base salary and (3) she received long-term incentive awards for fiscal year 2022 valued at approximately 250% of her base salary. In addition, Ms. Armbruster received an award of 100,000 restricted units which will vest in three years. When she becomes CEO, Ms. Armbruster’s base salary will increase to $825,000, and she will participate in our Executive Severance Plan as a Level 1 Employee.

In connection with the announcement of our CEO transition, on April 15, 2021, we entered into a Retention Award Agreement with David Sylvester, under which Mr. Sylvester is eligible to receive a cash retention award of $577,900 on April 28, 2023, subject to him remaining in good standing and being employed by us through such date.

Retirement Plans and Benefits

Each of the named executive officers is eligible to participate in the following retirement benefit plans:

•Retirement Plan;
•Restoration Retirement Plan;
•Deferred Compensation Plan; and
•Executive Supplemental Retirement Plan.

Our Retirement Plan is a tax-qualified defined contribution plan, open to eligible U.S.-based employees of Steelcase Inc. and certain of its subsidiaries and affiliates. Participants may elect to contribute a portion of their earnings to the 401(k) component of the Retirement Plan each year. We matched 50% of the first 6% of eligible pay each participant contributed and, in addition, we made a contribution of 2% of each participant’s eligible pay to the Retirement Plan related to the fiscal year.

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by eligible pay caps under Section 401(a)(17) of the Internal Revenue Code may participate in the Restoration Retirement Plan. In fiscal year 2021, we made matching contributions and an annual contribution to participants’ bookkeeping accounts under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan.

Our Deferred Compensation Plan is a non-qualified defined contribution plan which is unfunded. In fiscal year 2021, participants could elect to defer up to 50% of their base salary and/or up to 75% of their short-term award under the MIP into an unfunded account with our company on a tax-deferred basis. Our company does not make any contributions to the Deferred Compensation Plan.

Each of the named executive officers participates in our Executive Supplemental Retirement Plan, which was originally adopted in 1981. This plan was intended to assist us with attracting and retaining highly qualified executives and to enable them to devote their full-time best efforts to our company. This plan was closed to new participants as of the beginning of fiscal year 2016. We do not have a policy or practice of granting our executive officers extra years of service credit under this or any other plan.

Each of these plans, other than our Retirement Plan, is discussed in Executive Compensation, Retirement Programs and Other Arrangements under the headings “Pension Benefits” and “Deferred Compensation.”

In addition to these plans, upon a qualifying retirement (generally when the age at retirement and number of years of continuous service with our company equals 80 or more), each of the named executive officers hired before July 22, 2002 is eligible to receive retiree healthcare benefits, including medical, dental and vision insurance programs, in the same manner as all other U.S. employees of Steelcase Inc. who are qualified retirees.  We currently allow eligible U.S. retirees to continue to receive healthcare benefits, but we reserve the right to change or eliminate this benefit at any time.  Retirees under age 65 are required to pay a portion of the cost of the medical coverage.  All retirees pay the full cost of dental and vision coverage.  Retirees age 65 or older and eligible for Medicare receive a fixed amount that can be used for reimbursement of any supplemental healthcare premiums and other eligible out-of-pocket expenses.

Severance and Change in Control Benefits

During fiscal year 2021, each of the named executive officers participated in our Executive Severance Plan, which provides for certain benefits in the event of certain terminations of employment with our company. This plan is intended to provide clarity to shareholders and executive management in the event of a severance and/or change in control, align the interests of executive management with the long-term interests of our shareholders, reinforce behavior that promotes maximum value in the event of any merger or acquisition activity and attract and retain executive management by maintaining competitive compensation programs. The value of the potential benefits under the Executive Severance Plan for each of the named executive officers as of the end of fiscal year 2021 is detailed in Executive Compensation, Retirement Programs and Other Arrangements under the heading “Termination or Change in Control Payments.”

Other Programs and Practices

Perquisites and Other Benefits

Our company provides very limited perquisites or other personal benefits to our named executive officers. The perquisites received in fiscal year 2021 by the named executive officers were: (1) an optional annual executive physical examination, and (2) in the case of James Keane only, a home security system. The aggregate incremental cost to our company of the perquisites or other personal benefits received by the named executive officers in fiscal year 2021 was less than $10,000 per officer.

The named executive officers also may elect to participate in other benefit programs on the same terms as other U.S. employees of our company, including, but not limited to, medical, dental, vision, life and disability insurance, wellbeing offerings, charitable gift matching and discounts on company products. Consistent with the benefits we provided to all of our other U.S. employees, during the period in which their salaries were reduced during fiscal year 2021, we paid the full cost of all health insurance and various other company-sponsored benefit programs for the named executive officers.

Stock Ownership Guidelines

Our Board of Directors established stock ownership guidelines to encourage stock ownership among our executives to further the objective of aligning our executives’ interests with those of our shareholders and has delegated to the Compensation Committee the authority to oversee, interpret, amend and restate the guidelines. Under our current guidelines, our CEO is expected to own shares of our common stock having a current market value of not less than five times his base salary, and the other named executive officers are expected to own shares having a current market value of not less than two or three times their respective base salaries, depending on their position. The amount of holdings required by the guidelines was developed based on market comparisons and the premise that an executive should be able to satisfy the holding requirements by retaining shares awarded to the executive as compensation and without purchasing additional shares, assuming the applicable performance criteria for the share awards are satisfied. New executive officers are given a period of five fiscal years from their first annual equity award to meet their holding requirements in order to allow them an appropriate period of time to build their holdings through annual equity awards, and an executive officer who is appointed CEO is given a period of five fiscal years from their first equity award received as CEO to meet their increased holding requirement.

In addition to shares owned by our executives, holdings which count toward satisfaction of their holding requirements include restricted units and performance units at target award levels during the performance period held by the executives. The Compensation Committee reviews compliance with the stock ownership guidelines annually. All of the named executive officers are in compliance with our stock ownership guidelines.

Hedging, Speculative Transactions and Stock Pledging

We prohibit our employees, officers and directors from engaging in any hedging transactions with regard to our stock, including prepaid variable forwards, equity swaps, collars, exchange funds or any other transactions in which the employee, officer or director continues to own the securities without the full risks and rewards of ownership. Our directors and executive officers are also prohibited from engaging in speculative transactions involving our stock, including excessive trading, short sales or buying or selling puts or calls.

Our executive officers are prohibited from purchasing Company securities on margin, borrowing against Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Directors are also prohibited from engaging in such transactions unless (1) the applicable lender has agreed in writing that the securities will not be sold during any trading blackout period applicable to the director and (2) the specific transaction has been approved by the Nominating and Corporate Governance Committee or the Chair of that committee.

Non-Compete and Other Forfeiture Provisions

One of the basic principles of the various compensation plans and programs which provide benefits to our named executive officers during or after their employment with us is that certain compensation or benefits will be forfeited or returned if the participant competes with us during a specified period after they leave our employment.

In addition, our Executive Severance Plan provides that in the event our financial results are materially restated, the Compensation Committee may review the circumstances surrounding the restatement and determine whether and which participants will forfeit the right to receive any future benefits and/or repay any prior benefits received under the plan. In the event of a material restatement due to fraud, if the Committee determines that a participant was responsible for or participated in the fraud, that participant will be required to forfeit any future benefits and repay any prior benefits paid in excess of the amounts that would have been paid based on our restated financial results. These are called “clawback” provisions, and the MIP and ICP have similar clawback provisions which apply only to those participants who also participate in the Executive Severance Plan.

EXECUTIVE COMPENSATION, RETIREMENT PROGRAMS AND OTHER ARRANGEMENTS

This section and the tables in this section should be read in conjunction with the more detailed description of our executive compensation plans and arrangements included in the Compensation Discussion and Analysis.

Summary Compensation Table

The following table shows compensation information for the fiscal years indicated for (1) James Keane, our CEO, (2) David Sylvester, our Chief Financial Officer, and (3) our three other most highly paid executive officers as of the end of fiscal year 2021. In this proxy statement, we refer to these five executive officers collectively as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total

James P. Keane	2021	$740,000	$4,808,704	$1,609,208	$17,965	$231,297	$7,407,174
President and Chief Executive Officer	2020	$1,050,385	$2,400,000	$3,883,539	$143,324	$307,940	$7,785,188
	2019	$990,000	$2,400,863	$2,779,290	$101,514	$167,706	$6,439,373

David C. Sylvester	2021	$493,438	$1,241,011	$446,344	$14,738	$84,696	$2,280,227
Senior Vice President, Chief Financial Officer	2020	$585,744	$599,013	$1,287,708	$198,345	$122,326	$2,793,136
	2019	$558,015	$729,660	$931,366	$68,511	$80,171	$2,367,723

Lizbeth S. O’Shaughnessy	2021	$421,373	$723,797	$302,172	$14,132	$61,214	$1,522,688
Senior Vice President, Chief Administrative Officer, General Counsel & Secretary	2020	$500,202	$370,455	$804,987	$111,921	$87,512	$1,875,077
	2019	$476,500	$450,558	$583,267	$—	$60,837	$1,571,162

Sara E. Armbruster	2021	$398,405	$570,971	$235,413	$79,595	$55,164	$1,339,548
Executive Vice President	2020	$472,977	$269,747	$741,278	$405,293	$78,934	$1,968,229
	2019	$450,792	$328,032	$503,750	$57,055	$57,635	$1,397,264

Allan W. Smith, Jr.	2021	$351,785	$504,989	$203,436	$46,613	$48,437	$1,155,260
Vice President, Global Marketing	2020	$417,615	$283,801	$616,425	$235,110	$68,488	$1,621,439
	2019	$400,000	$298,674	$429,524	$125,283	$47,199	$1,300,680
_____________
(1)During fiscal year 2021, in response to the COVID-19 crisis, the base salaries of the named executive officers were temporarily reduced as follows compared to their base salaries in effect prior to March 30, 2020:

Time Period	CEO	Other Named Executive Officers

March 30, 2020 to May 24, 2020	reduced to $1	reduced by 60%
May 25, 2020 to August 30, 2020	reduced by 50%	reduced by 20%
Fiscal year 2020 included 53 weeks, and fiscal years 2021 and 2019 included 52 weeks.
(2)The amounts shown in this column are the aggregate grant date fair values computed in accordance with ASC Topic 718 for performance units and restricted units granted during the applicable fiscal year.

•The amounts shown for fiscal year 2021 relate to: (a) one-year performance units granted in fiscal year 2021, (b) one-third of the three-year performance units granted in fiscal year 2021, (c) one-third of the three-year performance units granted in fiscal year 2020 and (d) restricted units granted in fiscal year 2021.
◦The grant date fair value of the one-year performance units was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the target number of shares that may be earned. Assuming that the highest level of performance conditions were achieved, the value of the performance units using the grant date fair value would have been as follows: $1,620,710 for James Keane; $500,240 for David Sylvester; $256,880 for Lizbeth O’Shaughnessy; $241,670 for Sara Armbruster; and $214,630 for Allan Smith.
◦The grant date fair value of the three-year performance units was calculated using a Monte Carlo simulation valuation performed as of the date of grant.  The performance conditions for these awards are set annually for each one-year period of the awards’ three-year performance periods.  Consistent with the requirements of ASC Topic 718, the values included for fiscal year 2021 represent the value of one-third of the total target number of units awarded in fiscal years 2021 and 2020, reflective of the portion of each award considered granted in fiscal year 2021.  The performance measures for the remaining portions of the awards will be established by the Compensation Committee in subsequent fiscal years, and those portions of the awards will be reported in the Summary Compensation Table for those fiscal years. Assuming that the highest level of performance conditions will be achieved, the value of these awards using the grant date fair values would be as follows:
▪For year 1 of the fiscal year 2021 awards: $1,530,520 for James Keane; $354,128 for David Sylvester; $218,572 for Lizbeth O’Shaughnessy; $158,812 for Sara Armbruster; and $140,552 for Allan Smith.
▪For year 2 of the fiscal year 2020 awards: $831,250for James Keane; $212,251 for David Sylvester; $130,789 for Lizbeth O’Shaughnessy; $95,311 for Sara Armbruster; and $84,239 for Allan Smith.
◦The grant date fair value of the restricted units was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units.
•The amounts shown for fiscal year 2020 relate to: (a) one-third of the three-year performance units granted in fiscal year 2020 and (b) restricted units granted in fiscal year 2020.
◦The performance conditions for the first year of the three-year performance units granted in fiscal year 2020 were established in fiscal year 2020, and the grant date fair value of the performance units was calculated using a Monte Carlo simulation valuation performed as of the date of grant.  Consistent with the requirements of ASC Topic 718, the values included for fiscal year 2020 represent the value of one-third of the total target number of units awarded in fiscal year 2020, reflective of the portion of the award considered granted in fiscal year 2020.
◦The grant date fair value of the restricted units was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units.
•The amounts shown for fiscal year 2019 relate to: (a) three-year performance units granted in fiscal year 2019 and (b) restricted units granted in fiscal year 2019.
◦For fiscal year 2019, the grant date fair value of the performance units was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares that may be earned.

•The grant date fair value of the restricted units was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units.
The assumptions made in the valuation of such awards are disclosed in Note 18 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2021 filed with the SEC on April 20, 2021.
(3)The amounts shown in this column represent the sum of:
•short-term MIP awards earned in the applicable fiscal year, which were paid in cash shortly after the end of the applicable fiscal year. The amounts earned in fiscal year 2021 were: James Keane, $127,920; David Sylvester, $71,082; Lizbeth O’Shaughnessy, $70,817; Sara Armbruster, $66,957; and Allan Smith, $50,676; and
•cash-based awards which were earned based on our average ROIC performance over fiscal years 2019 through 2021, fiscal years 2018 through 2020 and fiscal years 2017 through 2019, and paid in cash shortly after the end of fiscal years 2021, 2020 and 2019, respectively. The amounts earned in fiscal year 2021 were: James Keane, $1,481,288; David Sylvester, $375,262; Lizbeth O’Shaughnessy, $231,355; Sara Armbruster, $168,456; and Allan Smith, $152,760.
(4)The amounts shown in this column represent the net change in actuarial present value of the applicable officer’s accumulated benefit under our Executive Supplemental Retirement Plan. These changes are primarily driven by compensation, plan provisions and the discount rate and reflect the following: (a) in fiscal year 2021, a decrease in the discount rate from 2.2% to 2.0%, (b) in fiscal year 2020, a decrease in the discount rate from 3.9% to 2.2%, and (c) in fiscal year 2019, an increase in the discount rate from 3.8% to 3.9%. For fiscal year 2019, the change in actuarial present value of the accumulated benefit under the Executive Supplemental Retirement Plan for Lizbeth O’Shaughnessy was a reduction of $6,202, so the amount is reflected as zero in accordance with the SEC’s rules and regulations. Earnings under our Restoration Retirement Plan and Deferred Compensation Plan are not included because they are not earned at a preferential rate.
(5)The amounts shown in this column for fiscal year 2021 include the following:

Name	Company Contributions under Retirement or Pension Plans	Life Insurance Premiums	Total All Other Compensation

James P. Keane	$231,177	$120	$231,297
David C. Sylvester	$84,576	$120	$84,696
Lizbeth S. O’Shaughnessy	$61,094	$120	$61,214
Sara E. Armbruster	$55,044	$120	$55,164
Allan W. Smith, Jr.	$48,317	$120	$48,437

Incentive Compensation Awards

The following table shows the awards granted to the named executive officers during fiscal year 2021 under our incentive compensation plans.

Fiscal Year 2021 Grants of Plan-Based Awards

Name	Grant Date (1)	Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum

James P. Keane	4/16/20 (2)	4/16/20	$—	$312,000	$624,000
	1/12/21 (3)	5/4/20				—	95,900	119,875		$1,296,568
	1/12/21 (4)	4/11/19				—	50,000	75,000		$665,000
	1/12/21 (5)	5/4/20				—	92,200	138,300		$1,224,416
	4/16/20 (6)	4/16/20							184,400	$1,622,720

David C. Sylvester	4/15/20 (2)	4/15/20	$—	$173,370	$462,320
	1/12/21 (3)	5/4/20				—	29,600	37,000		$400,192
	1/12/21 (4)	4/9/19				—	12,767	19,150		$169,801
	1/12/21 (5)	5/4/20				—	21,333	31,999		$283,302
	4/15/20 (6)	4/15/20							42,700	$387,716

Lizbeth S. O’Shaughnessy	4/15/20 (2)	4/15/20	$—	$148,050	$394,800
	1/12/21 (3)	5/4/20				—	15,200	19,000		$205,504
	1/12/21 (4)	4/9/19				—	7,867	11,800		$104,631
	1/12/21 (5)	5/4/20				—	13,166	19,749		$174,844
	4/15/20 (6)	4/15/20							26,300	$238,804

Sara E. Armbruster	4/15/20 (2)	4/15/20	$—	$139,980	$373,280
	1/12/21 (3)	5/4/20				—	14,300	17,875		$193,336
	1/12/21 (4)	4/9/19				—	5,733	8,599		$76,249
	1/12/21 (5)	5/4/20				—	9,566	14,349		$127,036
	4/15/20 (6)	4/15/20							19,200	$174,336

Allan W. Smith, Jr.	4/15/20 (2)	4/15/20	$—	$123,600	$329,600
	1/12/21 (3)	5/4/20				—	12,700	15,875		$171,704
	1/12/21 (4)	4/9/19				—	5,067	7,600		$67,391
	1/12/21 (5)	5/4/20				—	8,466	12,699		$112,428
	4/15/20 (6)	4/15/20							16,900	$153,452
_____________
(1)The grant date represents the date on which the applicable award was granted under ASC Topic 718, and the approval date represents the date on which the applicable award was approved by the Compensation Committee (or, in the case of James Keane, the date on which the award was ratified by the Board of Directors).
(2)These lines show the potential payout opportunity for short-term MIP awards for fiscal year 2021. Following the end of fiscal year 2021, actual performance resulted in these awards being earned at 41% of target and paid in cash. Our CEO exercised the authority delegated to him by the Compensation Committee to modify the size of the target awards for some of the other named executive officers as described below. The actual amounts earned in fiscal year 2021 were: James Keane, $127,920; David Sylvester, $71,082; Lizbeth O’Shaughnessy, $70,817; Sara Armbruster, $66,957; and Allan Smith, $50,676.
(3)These lines show performance unit awards made under our ICP which were earned in fiscal year 2021 based on the FY21 Performance Measures. The grant date fair value was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the target number of shares. These awards were earned at 100% of target and settled in Class A Common Stock as reported in the Fiscal Year 2021 Stock Vested table.
(4)These lines show performance unit awards made under our ICP which are to be earned based on a three-year average payout multiple for performance in three consecutive one-year performance periods from fiscal year 2020 through fiscal year 2022 and modified based on our TSR performance relative to a peer group over the three-year period. The performance measures for fiscal year 2021 for these awards are the FY21 Performance Measures. The amounts shown represent one-third of such awards as the performance measures and targets for the second one-year performance period were approved during fiscal year 2021. The grant date fair value was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares that may be earned.
(5)These lines show performance unit awards made under our ICP which are to be earned based on a three-year average payout multiple for performance in three consecutive one-year performance periods from fiscal year 2021 through fiscal year 2023 and modified based on our TSR performance relative to a peer group over the three-year period. The performance measures for fiscal year 2021 for these awards are the FY21 Performance Measures. The amounts shown represent one-third of such awards as the performance measures and targets for only the first one-year performance period were approved during fiscal year 2021. The grant date fair value was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares that may be earned.
(6)These lines show restricted unit awards made under our ICP. The grant date fair value was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units.

MIP Awards

The short-term MIP awards granted for fiscal year 2021 were earned based on our ROIC results. In addition, the Compensation Committee delegated to our CEO the authority to modify the size of the target awards for each of the other named executive officers based on his assessment of their individual performance. Our actual ROIC performance was 4.7%, compared to the target of 11.25%, which resulted in the awards being earned at 41% of target.

Our CEO exercised the authority delegated to him by the Compensation Committee to modify the size of the target awards for the following named executive officers based on his assessment of their individual performance, as follows: Lizbeth O’Shaughnessy, increased by 5% of her unreduced base pay for progress toward ESG goals, and Sara Armbruster, increased by 5% of her unreduced base pay for leadership during the cyberattack.

One-Year Performance Unit Awards

The one-year performance units granted in fiscal year 2021 were earned based on the FY21 Performance Measures with a potential payout from a floor of 0% of target to a maximum of 125% of target. In January 2021, the Committee determined that management’s performance met the objectives under the FY21 Performance Measures, resulting in the awards being earned at 100% of target. At the end of fiscal year 2021, the number of performance units earned were settled in shares of our Class A Common Stock and dividend equivalents were paid on the number of shares actually earned.

Three-Year Performance Unit Awards

The three-year performance units awarded in fiscal years 2021 and 2020 will be earned based on a three-year average payout multiple for performance in three consecutive one-year performance periods from fiscal years 2021 through 2023 and fiscal years 2020 through 2022, respectively, and modified based on our TSR performance relative to the companies in the S&P MidCap 400 Index over the three-year period. The performance shares earned will be modified by up to 20%, either positively or negatively, based on the following scale, with interpolation used if the actual results do not fall directly on one of the performance levels.

Relative TSR Performance	Modifier

25th percentile or below	80%
50th percentile	100%
75th percentile or above	120%

The performance measures, weightings, target levels, and the performance scale for each one-year performance period will be determined by the Compensation Committee within the first three months of each fiscal year in the three-year period. The Committee established the FY21 Performance Measures as the performance measures for fiscal year 2021 for these awards with a potential payout from a floor of 0% of target to a maximum of 125% of target. At the end of the performance period, the number of performance units earned, if any, will be settled in shares of our Class A Common Stock. Dividend equivalents will be paid on the number of shares actually earned at the end of the performance period.

Restricted Unit Awards

Each of the named executive officers received a restricted unit award in fiscal year 2021 which will vest in full and be settled in shares of our Class A Common Stock at the end of fiscal year 2023. Dividend equivalents will be paid on the restricted units during the vesting period.

Outstanding Equity Awards

The following table shows the equity awards granted to the named executive officers under our ICP which remained outstanding at the end of fiscal year 2021, consisting of unvested restricted units and unearned performance units. The market values shown in the table are based on the closing price of our Class A Common Stock at the end of fiscal year 2021 of $13.94 per share.

Fiscal Year 2021 Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

James P. Keane
Restricted units	100,000 (1)	$1,394,000
Restricted units	184,400 (2)	$2,570,536
Performance units			100,000 (3)	$1,394,000
Performance units			92,200 (4)	$1,285,268

David C. Sylvester
Restricted units	25,500 (1)	$355,470
Restricted units	42,700 (2)	$595,238
Performance units			25,533 (3)	$355,930
Performance units			21,333 (4)	$297,382

Lizbeth S. O’Shaughnessy
Restricted units	15,800 (1)	$220,252
Restricted units	26,300 (2)	$366,622
Performance units			15,733 (3)	$219,318
Performance units			13,166 (4)	$183,534

Sara E. Armbruster
Restricted units	11,500 (1)	$160,310
Restricted units	19,200 (2)	$267,648
Performance units			11,466 (3)	$159,836
Performance units			9,566 (4)	$133,350

Allan W. Smith, Jr.
Restricted units	10,100 (1)	$140,794
Restricted units	3,000 (1)	$41,820
Restricted units	16,900 (2)	$235,586
Performance units			10,133 (3)	$141,254
Performance units			8,466 (4)	$118,016
_____________
(1)These restricted units will vest at the end of fiscal year 2022.
(2)These restricted units will vest at the end of fiscal year 2023.
(3)These performance units will be earned based on a three-year average payout multiple for performance in three consecutive one-year performance periods from fiscal year 2020 through fiscal year 2022 and modified based on our TSR performance relative to a peer group over fiscal years 2020 through 2022 and, if earned, will vest in full at the end of fiscal year 2022. The amounts shown represent two-thirds of such awards as the performance measures and targets for only the first two one-year performance periods were established by the end of fiscal year 2021. Because the performance as of the end of fiscal year 2021 was below the target performance goal for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the target number of shares under the award in accordance with the SEC’s rules and regulations.
(4)These performance units will be earned based on a three-year average payout multiple for performance in three consecutive one-year performance periods from fiscal year 2021 through fiscal year 2023 and modified based on our TSR performance relative to a peer group over fiscal years 2021 through 2023 and, if earned, will vest in full at the end of fiscal year 2023. The amounts shown represent one-third of such awards as the performance measures and targets for only the first one-year performance period were established by the end of fiscal year 2021. Because the performance as of the end of fiscal year 2021 was below target performance for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the target number of shares under the award in accordance with the SEC’s rules and regulations.

Stock Award Vesting

The following table shows the stock awards (consisting of restricted units and performance units) previously granted to the named executive officers which vested during fiscal year 2021.

Fiscal Year 2021 Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)

James P. Keane	226,060	$3,253,459
David C. Sylvester	69,800	$998,932
Lizbeth S. O’Shaughnessy	40,020	$573,892
Sara E. Armbruster	32,380	$463,012
Allan W. Smith, Jr.	29,160	$417,089
_____________
(1)The amounts shown in this column are calculated by multiplying (a) the closing market price of our Class A Common Stock on the date of vesting by (b) the number of shares vested. These values do not reflect any deduction for shares forfeited to cover applicable tax withholding.

Pension Benefits

The following table shows information regarding each plan that provides for payments or other benefits to the named executive officers at, following or in connection with retirement.

Fiscal Year 2021 Pension Benefits

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)

James P. Keane	Executive Supplemental Retirement Plan	19	$3,144,556
David C. Sylvester	Executive Supplemental Retirement Plan	13	$2,301,864
Lizbeth S. O’Shaughnessy	Executive Supplemental Retirement Plan	10	$2,143,712
Sara E. Armbruster	Executive Supplemental Retirement Plan	8	$1,848,295
Allan W. Smith, Jr.	Executive Supplemental Retirement Plan	8	$1,969,755
_____________
(1)The numbers shown in this column represent the number of full years the executive officer has participated in the plan as of the end of fiscal year 2021. Benefits under this plan are based on age and years of service with our company, as well as a vesting schedule, as described in the narrative following this table.
(2)The amounts shown in this column represent the actuarial present value of the executive officer’s accumulated benefits under the plan as of the end of fiscal year 2021. These amounts were calculated using the same assumptions used for financial reporting purposes under generally accepted accounting principles, which assumptions include that retirement will occur at normal retirement age or, if earlier, the time when retirement benefits are fully vested and the executive officer becomes eligible for early retirement, as described below.

Executive Supplemental Retirement Plan

Our Executive Supplemental Retirement Plan (“SERP”) is an unfunded plan that provides certain defined benefits to participants who are approved by the Compensation Committee. Participants do not make contributions to the SERP, which pays the following benefits following a qualifying retirement, death or total disability:

•five annual payments equal to the sum of (1) 70% of the participant’s average base salary for the three consecutive calendar years through calendar year 2015 or through the participant’s final vesting year, if later, plus (2) $50,000, followed by
•ten annual payments of $50,000.

A participant is eligible for normal retirement from our company under the SERP at age 65. A participant is eligible for early retirement from our company under the SERP when the participant’s age plus years of service with our company equals or exceeds 80. None of the named executive officers is age 65 or older, but James Keane, David Sylvester, Lizbeth O’Shaughnessy and Allan Smith meet the requirements for early retirement.

Participants are fully vested in the SERP after seven years of participation in the plan, with partial vesting beginning at 20% after three years of participation and increasing 20% per year thereafter. For example, after five years of participation in the SERP, a participant is 60% vested and would receive payments equal to 60% of the amounts described above if they died, became totally disabled or qualified for retirement and retired at that point.

Deferred Compensation

The following table shows information for fiscal year 2021 regarding each plan under which compensation may be deferred on a basis that is not tax-qualified.
Fiscal Year 2021 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Balance at Last FYE (4)

James P. Keane	$—	$216,927	$232,360	$1,804,552
David C. Sylvester	$423,337	$74,807	$258,885	$1,317,217
Lizbeth S. O’Shaughnessy	$—	$47,068	$93,903	$531,355
Sara E. Armbruster	$—	$42,734	$112,584	$630,745
Allan W. Smith, Jr.	$—	$34,160	$83,520	$510,774
_____________
(1)The amounts shown in this column are the amounts deferred by the officers under our Deferred Compensation Plan. Of the total amount shown, $423,337 for David Sylvester was reported as compensation in fiscal year 2020 in the Summary Compensation Table.
(2)The amounts shown in this column are the amounts we contributed to the officers’ accounts under our Restoration Retirement Plan for fiscal year 2021. All of such amounts are reported as compensation for the officers in fiscal year 2021 in the All Other Compensation column of the Summary Compensation Table.
(3)The amounts shown in this column are the earnings in the officers’ accounts under both our Deferred Compensation Plan and our Restoration Retirement Plan during fiscal year 2021. These amounts are not reported in the Summary Compensation Table because the earnings are not preferential.
(4)The amounts shown in this column are the combined balance of the applicable executive officer’s accounts under our Deferred Compensation Plan and our Restoration Retirement Plan as of the end of fiscal year 2021. Of the amounts contributed to these plans, $1,019,029 for James Keane, $840,674 for David Sylvester, $249,762 for Lizbeth O’Shaughnessy, $278,848 for Sara Armbruster, and $71,042 for Allan Smith, were reported as compensation in Summary Compensation Tables in our proxy statements for previous fiscal years.

Deferred Compensation Plan

Under our Deferred Compensation Plan, participants may elect to defer up to 50% of their base salary and/or up to 75% of their short-term award under our MIP into an unfunded account with our company on a tax-deferred basis. Our company does not make any contributions to the Deferred Compensation Plan. Funds deferred under the Deferred Compensation Plan are deemed invested in one or more investment funds selected by the participant and are payable to the participant after termination of employment in either a lump sum or installments, at the election of the participant.

Restoration Retirement Plan

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by Section 401(a)(17) of the Internal Revenue Code may participate in the Restoration Retirement Plan. In fiscal year 2021, we made a matching contribution and an annual contribution to each participant’s bookkeeping account under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan. The participant’s account balance is fully vested after two years of employment with us. Participants select from several investment fund options for their accounts under the plan, and the rate of return is based on those selections. Following termination of employment, a participant’s account balance in the Restoration Retirement Plan, to the extent vested, is paid out to the participant either in a lump sum or installments, at the election of the participant.

Termination or Change in Control Payments

The following table shows the estimated payments that would have been made to the named executive officers if a termination of employment and/or change in control had happened on February 26, 2021, the last day of our fiscal year 2021.

The various circumstances under which payments would have been made are categorized as follows:

•Retirement - meaning the officer voluntarily terminated their employment and was eligible for retirement or early retirement benefits under the applicable plan, which generally occurs when the officer’s age plus continuous years of service equals or exceeds 80. Sara Armbruster was not eligible to receive retirement or early retirement benefits as of February 26, 2021, so we do not present any information about payments that would be made upon retirement to Ms. Armbruster.
•Death or disability – meaning the officer died or the officer’s employment terminated due to a “disability” or “total disability,” as defined in the applicable plans.
•Termination without cause – meaning we terminated the officer’s employment without “cause,” as defined in the applicable plans.
•Change in control – meaning a “change in control” of our company, as defined in the applicable plans, had taken place, regardless of whether or not the officer’s employment terminated.
•Termination after change in control – meaning the officer’s employment terminated within two years after a change in control either (a) by us or our successor without cause or (b) by the officer for “good reason,” as defined in the applicable plans. The amounts reflected in the following table for a termination after change in control would be reduced by those amounts which had been paid to the officer upon the change in control which preceded their termination.

Potential Payments upon Termination or Change in Control

Name and Triggering Event	Severance Payment (1)	Long-Term Incentive Awards (2)	SERP (3)	Other Benefits (4)	Total

James P. Keane
Retirement	$—	$9,275,213	$3,144,556	$—	$12,419,769
Death or disability	$—	$6,772,918	$3,144,556	$—	$9,917,474
Termination without cause	$4,576,000	$9,275,213	$3,144,556	$51,394	$17,047,163
Change in control	$—	$10,156,182	$—	$—	$10,156,182
Termination after change in control	$6,864,000	$10,156,182	$3,144,556	$51,394	$20,216,132

David C. Sylvester:
Retirement	$—	$2,230,856	$2,301,864	$—	$4,532,720
Death or disability	$—	$1,636,170	$2,301,864	$—	$3,938,034
Termination without cause	$1,040,220	$2,230,856	$2,301,864	$41,278	$5,614,218
Change in control	$—	$2,436,835	$—	$—	$2,436,835
Termination after change in control	$2,080,440	$2,436,835	$2,301,864	$41,278	$6,860,417

Lizbeth S. O’Shaughnessy
Retirement	$—	$1,376,418	$2,143,712	$—	$3,520,130
Death or disability	$—	$1,009,544	$2,143,712	$—	$3,153,256
Termination without cause	$789,600	$1,376,418	$2,143,712	$31,378	$4,341,108
Change in control	$—	$1,503,523	$—	$—	$1,503,523
Termination after change in control	$1,579,200	$1,503,523	$2,143,712	$31,378	$5,257,813

Sara E. Armbruster
Death or disability	$—	$735,577	$2,165,572	$—	$2,901,149
Termination without cause	$746,560	$427,958	$—	$48,712	$1,223,230
Change in control	$—	$1,094,763	$—	$—	$1,094,763
Termination after change in control	$1,493,120	$1,094,763	$1,842,992	$48,712	$4,479,587

Allan W. Smith, Jr.
Retirement	$—	$926,254	$1,969,755	$—	$2,896,009
Death or disability	$—	$690,229	$1,969,755	$—	$2,659,984
Termination without cause	$659,200	$926,254	$1,969,755	$45,112	$3,600,321
Change in control	$—	$1,008,002	$—	$—	$1,008,002
Termination after change in control	$1,318,400	$1,008,002	$1,969,755	$45,112	$4,341,269
_____________
(1)Severance Payment: The amounts shown in this column reflect the severance payments that would be made pursuant to our Executive Severance Plan:
•For our CEO:
◦in the event of a termination without cause, two times the sum of (a) his base salary on the date of termination plus (b) his target short-term award under our MIP for the year; and
◦in the event of a termination after change in control, three times the sum of (a) and (b).
•For each of the other named executive officers:
◦in the event of a termination without cause, the sum of (a) their base salary on the date of termination plus (b) their target short-term award under our MIP for the year; and
◦in the event of a termination after change in control, two times the sum of (a) and (b).
(2)Long-Term Incentive Awards: The amounts shown in this column are the value of the officers’ unvested restricted units and unearned performance units that would vest or pay out under certain circumstances pursuant to the ICP.

In the case of retirement, an officer’s unvested restricted units and unearned performance units continue to vest and will be earned in accordance with their terms following retirement. For James Keane, David Sylvester, Lizbeth O’Shaughnessy and Allan Smith, the amounts shown in the “Retirement” row represent the sum of: (a) the number of restricted units held as of February 26, 2021, multiplied by the market price of our Class A Common Stock on that date and (b) the value of the performance units held as of February 26, 2021, based on the level of performance through that date compared to the performance goals for those awards, and using the market price of our Class A Common Stock on that date, plus the dividend equivalents that would be payable based on such level of performance.
In the case of death or disability, an officer’s unvested restricted units vest, and all or a portion of the officer’s unearned performance units may be earned at target levels depending on the timing of the death or disability relative to the grant date of the awards. The amounts shown in the “Death or disability” row represent the sum of: (a) the number of restricted units held as of February 26, 2021, multiplied by the market price of our Class A Common Stock on that date, and (b) the value of the performance units held as of February 26, 2021, based on the portion of the target awards that would have been earned, and using the market price of our Class A Common Stock on that date, plus the dividend equivalents that would have been earned.
In the case of termination without cause, an officer’s unvested restricted units vest, but the officer’s unearned performance units are forfeited unless the officer is eligible for retirement. James Keane, David Sylvester, Lizbeth O’Shaughnessy and Allan Smith are eligible for retirement, so the amounts shown for them in the “Termination without cause” row are the same as the amounts shown in the “Retirement” row. For Sara Armbruster, the amounts shown in the “Termination without cause” row represent the number of restricted units held as of February 26, 2021, multiplied by the market price of our Class A Common Stock on that date.
In the case of a change in control or termination after change in control, the amounts shown reflect the amounts payable in the scenario where the acquiring company does not assume or provide substitution for the long-term incentive awards. Under the terms of the awards, the performance units would have been payable based on the greater of (a) the target level of performance or (b) the actual performance through the end of fiscal year 2021, plus the dividend equivalents that would have been earned.
(3)SERP: The amounts shown in this column in the “Retirement” and “Termination without cause” rows for James Keane, David Sylvester, Lizbeth O’Shaughnessy and Allan Smith represent the present value of the benefits the officer would receive under our Executive Supplemental Retirement Plan in such events, as shown in the Fiscal Year 2021 Pension Benefits Table.
The amounts shown in this column in the “Death or disability” row for each officer represent the present value of the benefits each would receive under the Executive Supplemental Retirement Plan in the event of death or disability.
The amounts shown in this column in the “Termination after change in control” row for each officer are the payments that would be made to the officer pursuant to our Executive Severance Plan with regard to our Executive Supplemental Retirement Plan in the event of a termination after change in control. These payments represent the present value of the benefits the officer would receive under our Executive Supplemental Retirement Plan following retirement, prorated to the extent the officer does not qualify for normal or early retirement at the time of the change in control, but with an additional three years of service and age credited in the case of our CEO or two years of service and age credited in the case of our other named executive officers.
(4)Other Benefits: The amounts shown in this column for each officer are the sum of:
•the estimated cost to our company of outplacement services that would be provided to the officer for up to 18 months following termination pursuant to the Executive Severance Plan; and

•a lump sum payment that would be made under the Executive Severance Plan equal to the premiums that the officer would need to pay to continue health plan coverage for themselves and their eligible dependents under our benefit plans for a period of 18 months and are as follows: James Keane, $31,644; David Sylvester, $21,528; Lizbeth O’Shaughnessy, $11,628; Sara Armbruster, $28,962; and Allan Smith, $25,362.

In addition to the amounts shown in the Potential Payments upon Termination or Change in Control table, the named executive officers would receive:

•any base salary and vacation pay which had been earned through the end of the fiscal year but not yet paid or used;
•their short-term MIP awards, cash-based awards, restricted units and performance units which were earned and/or vested on the last day of fiscal year 2021, not as severance or an acceleration of benefits but because they were employed through the end of the applicable performance and/or vesting period;
•the vested balance of their accounts under our Retirement Plan, which is available generally to all U.S. employees and does not discriminate in favor of the executive officers;
•the vested balance of their accounts under the Restoration Retirement Plan and the balance of their accounts under the Deferred Compensation Plan, both of which are shown in the Fiscal Year 2021 Nonqualified Deferred Compensation table; and
•other welfare benefits, such as a death benefit in the event of death of the employee, which are available generally to all U.S. employees of Steelcase Inc.

Generally, the amounts reflected in the Potential Payments upon Termination or Change in Control table would be paid to the applicable officer in a lump sum following termination of employment or change in control, pursuant to the terms of the applicable plans; however, portions of such amounts would be paid six months after the applicable triggering date and two years after the applicable triggering date. In addition, certain of the amounts reflected in the table are subject to forfeiture in the event the officer competes with us or in the event of certain restatements of our financial statements. See Compensation Discussion and Analysis under the heading “Other Programs and Practices - Non-Compete and Other Forfeiture Provisions” for a discussion of these conditions.

CEO Pay Ratio

For fiscal year 2021:

•the annual total compensation of the employee whose compensation was at the median of all employees of our company other than our CEO (we refer to this employee as our “median paid employee”) was $35,426; and
•the annual total compensation of James Keane, our President and CEO, was $7,407,174.

Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median paid employee was approximately 209 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The ratio increased compared to fiscal year 2020, largely as a result of the compensation of our median employee being lower due to less hours worked during the year as a result of the impact of the COVID-19 pandemic on our business and a lower annual cash bonus. Our CEO’s compensation declined slightly compared to fiscal year 2020, due to large reductions in his base salary and his cash award under our MIP which outweighed an increase in the value of stock awards included in his compensation for fiscal year 2021.

 To identify our median paid employee for fiscal year 2021, we analyzed our employee population as of January 1, 2021, which was the end of a fiscal month within the last three months of fiscal year 2021. Our total employee population on that date was approximately 11,900. We did not exclude any entities. We identified our median paid employee based on gross earnings for calendar year 2020, which included gross wages, bonus payments, stock compensation vesting and taxable benefits. Compensation earned in currencies other than U.S. dollars was translated into U.S. dollars using average foreign exchange rates during calendar year 2020.

 We determined the median paid employee’s annual total compensation using the methodology for calculating total compensation for the Summary Compensation Table and compared that to the annual total compensation of our CEO, as disclosed in the Summary Compensation Table.

PROPOSAL 3 – APPROVAL OF THE STEELCASE INC.
INCENTIVE COMPENSATION PLAN

Our Incentive Compensation Plan (“ICP”), was first adopted by our Board of Directors on October 27, 1997 and approved by our shareholders on December 2, 1997. The Compensation Committee of our Board of Directors most recently amended and restated the ICP to be effective as of July 14, 2021 subject to shareholder approval at the Annual Meeting. The amended and restated ICP, if approved by shareholders, will apply to any award granted on or after July 14, 2021. If we do not obtain requisite shareholder approval of the amended and restated ICP, the ICP in effect immediately prior to the Compensation Committee approval (without giving effect to the proposed share increase or any of the other changes described below) will remain in effect (the “Current Plan”). The affirmative vote of a majority of the votes cast at the Meeting for this proposal is required to approve this Proposal 3.

We are asking shareholders to increase the number of shares available under the ICP by 6,000,000 shares and to extend the term of the ICP to July 14, 2031. We are requesting the shares because there are insufficient shares in the ICP to meet our future award needs after fiscal year 2022. We anticipate, based on projections, that the additional 6,000,000 shares will be sufficient to provide equity incentives through fiscal year 2025. In addition, we have made a number of updates to the ICP, including the removal of provisions related to the now-inapplicable performance-based exception under Section 162(m) of the Internal Revenue Code, given the repeal of that exception by the Tax Cuts and Jobs Act, but nevertheless the ICP will continue to permit the grant of awards based on the achievement of performance goals and the ICP has retained the individual award limits. The updated individual limits on grants that can be made in any one fiscal year to any one participant under the ICP are as follows:

•Stock Options and Stock Appreciation Rights (SARs): increase the maximum aggregate grant from 500,000 shares to 1,000,000 shares;
•Restricted Stock: increase the maximum aggregate grant from 250,000 shares to 500,000 shares;
•Restricted Stock Units: increase the maximum aggregate grant from 250,000 shares to 500,000 shares;
•Performance Shares and Performance Units: increase the maximum aggregate payout from 750,000 shares to 1,500,000 shares;
•Cash-Based Awards: change the maximum aggregate payout from the value of 750,000 shares to $10,000,000;
•Phantom Shares: increase the maximum aggregate payout from 750,000 shares to 1,500,000 shares; and
•Other Share-Based Awards: increase the maximum aggregate grant from 250,000 shares to 500,000 shares.

Our long-term incentive program aligns the interests of our employees, officers and directors with those of our shareholders. In furtherance of this objective, our Compensation Committee has considered two key metrics in making equity grants under the ICP: “historical burn rate” and “overhang.”

•Historical Burn Rate. Our historical burn rate is equal to the number of shares subject to equity awards granted during a period, assuming the target payout for performance units, in proportion to our outstanding shares. Our burn rate for fiscal year 2021 was 1.74%, and our three-year average burn rate for fiscal years 2019 through 2021 was 1.18%.
•Overhang. Our overhang is the number of shares subject to equity awards outstanding at fiscal year-end plus the number of shares available for future grants in proportion to our shares outstanding at fiscal year-end. As of the end of fiscal year 2021 our overhang was 4.56%.

The ICP and our other related governance practices and policies protect shareholder interests and reflect the use of certain “best practices” including, but not limited to, the following:

•Double Trigger Change in Control Treatment. All awards provide for “double trigger” change of control vesting, meaning that awards will not vest in connection with a change in control without a subsequent qualifying termination of employment.
•No Share Recycling. There is an express prohibition on recycling, meaning that shares tendered or withheld in payment of exercise price for awards or in satisfaction of withholding taxes will not be available again for issuance.
•No Repricing. There is an express prohibition on repricing.
•Clawback. For those participants in our Executive Severance Plan, in the event our financial results are materially restated or the material restatement is due to fraud, the Board of Directors may review the circumstances surrounding the restatement and determine whether and which participants will forfeit the right to receive any future awards and/or repay any prior awards or cash payments received under the ICP.
•Minimum Stock Ownership Guidelines. As more fully described in Compensation Discussion and Analysis under the heading “Other Programs and Practices - Stock Ownership Guidelines,” we have robust minimum stock ownership requirements for our executive officers.
•No Hedging, Speculative Transactions and Stock Pledging. As more fully described in Compensation Discussion and Analysis under the heading “Other Programs and Practices - Hedging, Speculative Transactions and Stock Pledging,” we maintain trading policies that prohibit hedging or pledging of Company securities by all employees and directors.
•Minimum One-Year Vesting Period.* All awards that settle in shares are subject to a minimum time-vesting period of at least twelve months, other than awards representing a maximum of five percent (5%) of the shares reserved for issuance under the ICP.
•Limit on Non-Employee Directors’ Compensation.* The total value of any awards granted to a non-employee director in a fiscal year, when aggregated with such director’s cash fee with respect to such fiscal year, will not exceed $500,000 in aggregate. The Board of Directors may make exceptions to increase such limit to $750,000 in extraordinary circumstances.

The ICP has been updated to add the final two items indicated with an asterisk (*) to further promote good corporate governance practices.

Our Board of Directors believes the existing awards under the ICP have enhanced our position in the highly competitive market for managerial and executive talent and that the continued maintenance of the ICP is necessary to meet our objectives of attracting, retaining and compensating our key employees and others.

Plan Description

The following is a summary of the material provisions of the ICP. The summary is qualified in its entirety by the specific language of the ICP, which is attached as Exhibit A.

Purposes

The purposes of the ICP are to:

•optimize the profitability and growth of our company through annual and long-term incentives that are consistent with our goals and link the personal interests of ICP participants with those of our shareholders;

•provide participants with an incentive for excellence in individual performance;
•promote teamwork among participants;
•provide flexibility for us to attract and retain the services of participants who make significant contributions to our success; and
•allow participants to share in our success.

Administration

Our Board of Directors is generally responsible for the administration of the ICP. However, the Board of Directors has delegated its administrative authority to the Compensation Committee other than with respect to awards to non-employee directors. Any awards granted under the ICP to our CEO are subject to ratification by the Board of Directors. Under the ICP, the Compensation Committee has the authority to:

•select the employees and other individuals who will participate in the ICP;
•determine the size and type of awards;
•determine the terms and conditions of any award consistent with the terms of the ICP;
•interpret the ICP and any agreement or instrument entered into under the ICP;
•establish, amend, or waive rules and regulations for the ICP’s administration; and
•amend the terms and conditions of any outstanding award as provided under the ICP.

Subject to the limitations described below, our Compensation Committee has delegated authority to our CEO to grant:

•stock options, not to exceed 5,000 shares to any one person in any one fiscal year and not to exceed 100,000 shares in the aggregate in any one fiscal year;
•restricted stock, not to exceed 2,000 shares to any one person in any one fiscal year and not to exceed 40,000 shares in the aggregate in any one fiscal year; and
•restricted stock units, not to exceed 2,000 shares to any one person in any one fiscal year and not to exceed 40,000 units in the aggregate in any one fiscal year.

Our CEO may not grant any awards to any of our executive officers.

Eligibility

The ICP is open to participation by all employees and directors of Steelcase Inc. and its subsidiaries or affiliates and any other person designated by the Compensation Committee. Of those eligible, the Compensation Committee determines who will receive awards. There are currently approximately 900 participants in the ICP.

Shares Available for Issuance

Upon approval of the ICP, we will have 6,238,248 shares available for future issuance under the plan, comprised of (i) 6,000,000 shares which will become authorized for issuance upon such approval and (ii) the remaining shares available for issuance under the Current Plan, which as of May 17, 2021 is 238,248 shares. The number of shares that are subject to or underlie awards which expire or are cancelled or forfeited under the Current Plan following the effective date of the ICP will be added to the ICP’s share reserve, except for shares surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of such an award, each such shares referred to in this paragraph as a forfeited share. We have removed the plan limit on the number of shares that could be granted in the form of shares of restricted stock.

In the event of any change in our capitalization or in the event of a corporate transaction such as a merger, consolidation, separation or similar event, the ICP provides for appropriate adjustments in the number and class of shares of common stock available for issuance or grant and in the number and/or price of shares subject to awards.

Any shares subject to an award which expires or for any reason is cancelled, terminated, forfeited, fails to vest or for any other reason is not paid or settled will again be available for issuance in connection with future awards granted under the ICP. Shares surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will be counted against the share limits and will not again be available for issuance in connection with future awards under the ICP.

Non-Employee Director Limits

The total value of any awards granted to a non-employee director in a fiscal year, when aggregated with such non-employee director’s cash fee with respect to such fiscal year, will not exceed $500,000 in aggregate. The Board of Directors may make exceptions to increase such non-employee director limit to $750,000 in extraordinary circumstances.

Minimum Vesting

The ICP provides that all awards that settle in shares are subject to a minimum time-vesting period of at least twelve months, other than awards representing a maximum of five percent of the shares reserved for issuance under the ICP.

Types of Awards

The ICP provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and cash-based awards, phantom shares or other share-based awards. These awards are discussed in more detail below.

Stock Options

Options granted under the ICP may be incentive stock options meeting the definition of an incentive stock option under Section 422 of the Internal Revenue Code or options that do not qualify as incentive stock options (referred to as nonqualified stock options). The Compensation Committee will determine the option price, duration of the option, the number of shares to which the option pertains, termination and transferability rights and other terms and conditions of the option. The option price for each grant will be at least equal to the closing price per share of our Class A Common Stock on the NYSE on the date of grant (the “fair market value”).

In no event can an option be exercised later than the tenth anniversary date of its grant. In the event of termination of employment, the options can be exercised in accordance with the terms of the award agreement. The maximum aggregate number of shares that can be granted in the form of stock options in any one fiscal year to any one participant is 1,000,000 shares.

Stock Appreciation Rights (“SARs”)

The Compensation Committee can grant SARs under the ICP, either in tandem with stock options or freestanding and unrelated to options. The grant price of a freestanding SAR will be the fair market value. The grant price of tandem SARs will equal the option price of the related option.

Upon exercise of a SAR, a participant will be entitled to receive payment from us in an amount determined by multiplying (1) the difference between the fair market value of a share on the exercise date and the grant price by (2) the number of shares with respect to which the SAR is exercised. The form of payment of a SAR will be determined by the Compensation Committee and may be in shares of common stock, cash, or a combination of common stock and cash. The maximum aggregate number of shares that may be granted in the form of SARs in any one fiscal year to any one participant is 1,000,000 shares.

Restricted Stock

Each grant of restricted stock under the ICP will be evidenced by an award agreement that will specify the period and type of restriction, the number of shares covered by the grant and other provisions that the Compensation Committee may determine to be appropriate. The Compensation Committee has the authority to impose any type of conditions or restrictions as it may deem appropriate, including a requirement that a participant pay a stipulated purchase price for each share of restricted stock or remain employed for a specified period, specific performance goals, restrictions under federal or state securities laws or any combination of these or other types of restrictions. The maximum aggregate number of shares that may be granted in the form of restricted stock in any one fiscal year to any one participant is 500,000 shares.

Restricted Stock Units

Each grant of restricted stock units under the ICP will be evidenced by an award agreement that will specify the vesting or performance period, the number of shares covered by the grant and other provisions that the Compensation Committee may determine to be appropriate. Participants may be granted dividend equivalents in connection with the award. The maximum aggregate number of shares that may be granted in the form of restricted stock units in any one fiscal year to any one participant is 500,000 shares.

Performance Shares

Each performance share granted under the ICP will have an initial value equal to the fair market value of a share. The Compensation Committee will set performance goals that, if met, will determine the number and/or value of performance shares that would be paid to the participant. Participants may be granted full voting rights on performance shares, and receive dividends payments, during the performance period. The maximum aggregate payout (determined at the end of the applicable performance period) with respect to awards of performance shares granted in any one fiscal year to any one participant is equal to the value of 1,500,000 shares.

Performance Units

Each performance unit granted under the ICP will have an initial value determined by the Compensation Committee at the time of grant. The Compensation Committee will set performance goals that, if met, will determine the number and/or value of performance units that would be paid to the participant. Participants may be granted dividend equivalents in connection with the award. The maximum aggregate payout (determined at the end of the applicable performance period) with respect to awards of performance units granted in any one fiscal year to any one participant is equal to the value of 1,500,000 shares.

Cash-Based Awards

Each cash-based award will have a value as may be determined by the Compensation Committee. The Compensation Committee will set performance goals that, if met, will determine the value of the cash-based awards that would be paid to the participant. The maximum aggregate payout (determined at the end of the applicable performance period) with respect to cash-based awards granted in any one fiscal year to any one participant is equal to $10,000,000.

Phantom Shares

Each phantom share granted under the ICP will have an initial value equal to the fair market value. The Compensation Committee may determine the terms and conditions of the award, including any vesting provisions. The holder of any vested phantom shares will be entitled to receive payout on the number of and value of phantom shares earned by the participant over the performance period. Participants may be granted the right to receive dividends on the phantom shares that have been earned but not yet distributed. The maximum aggregate payout (determined at the end of the applicable performance period) with respect to phantom shares granted in any one fiscal year to any one participant is 1,500,000 shares.

Other Share-Based Awards

Subject to the terms of the ICP, the Compensation Committee may grant other share-based awards under the ICP including awards under which shares are acquired or may be acquired in the future. The Compensation Committee, in its sole discretion, will determine the terms and conditions of these awards. The maximum aggregate number of shares that may be granted in the form of other share-based awards in any one fiscal year to any one participant is 500,000 shares.

Performance Criteria

The performance measure(s) to be used for purposes of awards under the ICP, the attainment of which may determine the degree of payout and/or vesting with respect to such awards, will be based on one or more performance measures established by the Compensation Committee, in its sole discretion from time to time, which may include, but are not limited to the following criteria:

•earnings per share;
•net income (before or after taxes);
•return measures (including, but not limited to, assets, equity, sales, investment, return on invested capital (“ROIC”) or internal rate of return);
•cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), or cumulative cash flow per share);
•earnings before or after taxes (including, but not limited to, earnings, before all or any interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA”, “EBITDA”));
•gross revenue or sales;
•operating profit (including, but not limited to, net operating profit after taxes (“NOPAT”));
•margins (including, but not limited to, gross margin, operating margin or pre-tax profit margin);
•operating expenses;
•share price (including, but not limited to, growth measures, total shareholder return (“TSR”) and relative total shareholder return);
•dividend payments;
•implementation or completion of critical projects or processes;
•strategic business criteria, consisting of one or more objectives based on meeting specified market share, market penetration, product launch, inventory goals, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, goals relating to acquisitions, divestitures, joint ventures and similar transactions, productivity ratios, expense targets or cost reduction goals, and budget comparisons;
•personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, management succession plans, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions;
•environmental, social and governance (“ESG”) objectives; and
•any combination of, or a specified increase or decrease in, any of the foregoing.

The Compensation Committee has the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals and shall make appropriate adjustments in the performance goals to reflect the impact of certain extraordinary items.

Competition

Under the ICP, if a participant, during the term of their employment or during the three-year period following termination of employment, engages in competition with us or any of our subsidiaries or affiliates, the participant will immediately forfeit the right to exercise and/or receive payment for any award, whether the award is vested or unvested. In addition, the participant must return to us (i) any gain realized from exercise of any option which vested within 12 months prior to the date the participant engaged in competition with us, (ii) all shares that have been issued to the participant in respect of an award within the twelve-month period preceding the date the participant became engaged in competition with us and (iii) any value paid in cash to the participant in respect of an award at any time within the twelve-month period preceding the date the participant engaged in competition with us. The terms of individual awards granted to participants under the ICP may contain additional or different provisions which may require forfeiture of unvested awards or the return of shares or the value of shares previously earned in the event that the participant engages in competition with us.

Change in Control

In the event that a Change in Control (as defined in the ICP) of Steelcase Inc. occurs and the participant’s employment or service is terminated by us or our successor without cause or the participant resigns with “good reason” (as defined in the ICP), in either case, during the twenty-four (24) months following such Change in Control, then:

•all options and SARs will become immediately exercisable and will remain exercisable throughout their entire term;
•any restriction periods and restrictions imposed on all outstanding awards of restricted stock, restricted stock units, performance units, performance shares, cash-based awards and other share-based awards will lapse and be settled as soon as reasonably practicable, but in no event later than ten (10) days following such termination of employment; and
•if the Change in Control does not constitute a change in ownership or effective control of Steelcase Inc. or a change in ownership of a substantial portion of the assets of Steelcase Inc. under Section 409A of the Internal Revenue Code, and if we determine any award constitutes deferred compensation subject to Section 409A, then the vesting of such award will be accelerated as of the date of termination of employment, but we or our successor will pay the award on its scheduled payment date, but in no event more than 90 days following the scheduled payment date.

If outstanding awards are not assumed or substituted in connection with a Change in Control, then immediately upon the occurrence of the Change in Control,

•all options and SARs will become immediately exercisable and will remain exercisable throughout their entire term;
•any restriction periods and restrictions imposed on all outstanding awards of restricted stock, restricted stock units, performance units, performance shares, cash-based awards and other share-based awards will lapse and be settled as soon as reasonable practicable, but in no event later than ten days following the Change in Control; and
•if we determine any award constitutes deferred compensation subject to Section 409A, then to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the vesting of the award will be accelerated as of the effective date of the Change in Control, but we or our successor will pay the award on its scheduled payment date, but in no event more than 90 days following the scheduled payment date.

Immediately prior to the Change in Control, all outstanding awards subject to performance-based vesting will:

•be converted to an award in an amount equal to the greater of (x) the applicable performance achieved through the date of the Change in Control or (y) the target level of performance;
•cease to be subject to the achievement of performance criteria; and
•vest in full at the end of the performance period provided the participant is employed by or is providing services to us or our successor on such date (during the performance period, cash-based awards will be credited with such reasonable interest rate as the Board of Directors will determine).

The awards will be considered assumed or substituted for if, following the Change in Control, (i) any adjustments necessary to preserve the intrinsic value of the participant’s outstanding awards have been made, and the acquirer or our successor, as applicable, irrevocably assumes our obligations under the ICP or (ii) such acquirer or successor replaces the participant’s outstanding awards with awards having substantially the same intrinsic value and having terms and conditions no less favorable to the participant than those applicable to the participant’s awards immediately prior to the Change in Control. In addition, the awards will be considered assumed or substituted for only if any equity based awards, after the Change in Control, relate to common stock of the acquirer or our successor which is publicly held and widely traded on an established stock exchange.

In the event of a Change in Control in which the consideration paid to our shareholders is solely cash, our Board of Directors may provide that each award under the ICP will be cancelled upon the occurrence of the Change in Control in exchange for a payment equal to the consideration paid per share in the Change in Control over the exercise or purchase price, if any, per share of the award, multiplied by the number of shares granted under the award.

Nontransferability

Except as otherwise provided in a participant’s award agreement, awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In addition, except as otherwise provided in a participant’s award agreement, a participant’s rights under the ICP will be exercisable during the participant’s lifetime only by the participant or the participant’s legal representative.

Clawback Provision

Awards made under the ICP to any participant who also participates in our Executive Severance Plan may be subject to forfeiture in the event of any material restatement of our financial results. In the event of a material restatement, our Board of Directors may review the circumstances surrounding the restatement and determine whether and which participants will forfeit the right to any future awards or other equity-based compensation under the ICP or be required to repay prior awards or cash payments under the ICP determined by our Board of Directors to have been inappropriately received by the participant. In the event of a material restatement due to fraud, any participant who our Board of Directors determines participated in or is responsible for the fraud will forfeit the right to future awards or other equity-based compensation under the ICP and be required to repay any awards or cash payments made under the ICP in excess of the amounts that would have been received based on the restated financial results.

Prohibition on Repricing

In no event will the exercise price with respect to an award be reduced following the grant of an award, nor will an award be cancelled in exchange for a replacement award with a lower exercise price or in exchange for another type of award or cash payment without shareholder approval.

Amendment, Modification and Termination of the Plan

Our Board of Directors may amend, suspend or terminate the ICP in whole or in part, at any time. However, no amendment will be made without shareholder approval if that approval is necessary to comply with applicable tax or regulatory requirements. No termination, amendment or modification of the ICP may adversely affect in any material way any award previously granted under the ICP without the written consent of the participant holding the award. The Change in Control provisions of the ICP may not be amended, terminated or modified after a Change in Control to adversely affect any award previously granted under the ICP without the written consent of the participant holding the award.

The ICP will remain in effect, subject to the right of the Board of Directors to amend or terminate the ICP at any time, until all shares subject to it will have been purchased or acquired according to the ICP’s provisions under awards denominated in shares, and with respect to all awards, in no event may an award be granted under ICP on or after July 14, 2031.

Federal Income Tax Consequences

The following discussion of certain relevant U.S. federal income tax effects applicable to stock options, SARs and other stock-based awards granted under the ICP is a summary only, and reference is made to the Internal Revenue Code for a complete statement of all relevant U.S. federal tax provisions.

Options

In general, no taxable income is realized by a participant upon the grant of an incentive stock option (“ISO”). If shares of common stock are issued to a participant (“option shares”) pursuant to the exercise of an ISO granted under the ICP and the participant does not dispose of the option shares within the two-year period after the date of grant or within one year after the participant’s receipt of the option shares (a “disqualifying disposition”), then, generally (1) the participant will not realize ordinary income upon exercise, and (2) upon sale of the option shares, any amount realized in excess of the exercise price paid for the option shares will be taxed to the participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.”

If option shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the option shares), over the exercise price paid for the option shares.

Subject to certain exceptions, an option generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, the option will be treated as a nonqualified stock option as discussed below.

With respect to nonqualified stock options, the participant will recognize no income upon grant of the option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the amount paid by the participant for the shares. Upon a subsequent disposition of the shares received under the option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

In general, we will receive an income tax deduction at the same time and in the same amount that is taxable to the employee as compensation, as long as the amount constitutes reasonable compensation.

SARs

The recipient of a grant of SARs will not realize taxable income, and we will not be entitled to a deduction with respect to the grant on the date of the grant. Upon the exercise of SARs, the recipient will realize ordinary income equal to the amount of cash (including the amount of any taxes withheld) and the fair market value of any shares received at the time of exercise. In general, we will be entitled to a corresponding deduction, equal to the amount of income realized, as long as the amount constitutes reasonable compensation.

Restricted Stock

A participant who receives a grant of restricted stock will not recognize any taxable income at the time of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). A participant’s rights in restricted stock awarded under the ICP are subject to a substantial risk of forfeiture if the rights to full enjoyment of the shares are conditioned, directly or indirectly, upon the future performance of substantial services by the participant. However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the participant does not make a Section 83(b) election within 30 days of receipt of the restricted shares, the fair market value of the shares on the date the restrictions lapse, less any amount paid by the participant for the shares, will be treated as compensation income to the participant and will be taxable in the year the restrictions lapse. We generally will be entitled to a compensation deduction for the amount of compensation income the participant recognizes as long as the amount constitutes reasonable compensation.

Restricted Stock Units, Performance Units, Performance Shares, Cash-Based Awards and Phantom Shares

The recipient of a grant of restricted stock units, performance units, performance shares, cash-based awards or phantom shares will not realize taxable income, and we will not be entitled to a deduction, with respect to a grant on the date of the grant. Upon the payout of the award, the recipient will realize ordinary income, and we generally will be entitled to a corresponding deduction, equal to the amount of cash or stock received, as long as the amount constitutes reasonable compensation.

Other Share-Based Awards

The recipient of a grant of a share-based award will not realize taxable income, and we will not be entitled to a deduction, with respect to a grant on the date of the grant. The recipient will realize ordinary income for the amount of stock received less any amount paid for the stock, and we generally will be entitled to a corresponding deduction, at such time as the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, as long as the amount constitutes reasonable compensation.

ICP Benefits

The number and type of awards that have been granted under the ICP to the named executive officers and our directors which are still outstanding are detailed in the Fiscal Year 2021 Outstanding Equity Awards at Fiscal Year-End table in Executive Compensation, Retirement Programs and Other Arrangements and the Fiscal Year 2021 Director Compensation Table in Director Compensation. The following table shows (a) the number of performance units and restricted stock units and the amount of cash-based awards which have been awarded under the ICP during fiscal year 2022 to date (through May 17, 2021) for each of our named executive officers and our current executive officers as a group, (b) the number of shares issued to our current non-employee directors as a group and (c) the number of restricted stock units and amount of cash-based awards awarded to our current employees, other than our executive officers, as a group. All awards are reflected in the table at the target level of performance.

Incentive Compensation Plan Awards
Fiscal Year 2022 to Date

Name and Position	Number of Shares or Units	Cash-Based Awards

James P. Keane	349,000	$—
President and Chief Executive Officer
David C. Sylvester	69,900	$—
Senior Vice President, Chief Financial Officer
Lizbeth S. O'Shaughnessy	43,200	$—
Senior Vice President, Chief Administrative Officer, General Counsel & Secretary
Sara E. Armbruster	209,200	$—
Executive Vice President
Allan W. Smith, Jr.	36,000	$—
Vice President, Global Marketing
All current executive officers as a group	831,520	$33,750
All current directors who are not executive officers as a group	13,093	$—
All employees, including all current officers who are not executive officers, as a group	453,793	$4,569,380

The following table shows information regarding securities authorized for issuance under our equity compensation plans as of February 26, 2021, the end of our fiscal year 2021.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding warrants and rights (a)		Weighted-average exercise price of outstanding warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	3,184,121	(1)	n/a	(2)	2,087,863
Equity compensation plans not approved by security holders	—		n/a		—
Total	3,184,121		n/a		2,087,863

(1)This amount reflects the outstanding restricted stock units and the maximum number of shares that may be issued under outstanding performance units; however, the actual number of shares which may be issued will be determined based on the satisfaction of certain criteria, and therefore may be significantly lower.
(2)The weighted average exercise price excludes performance units and restricted stock units, as there is no exercise price associated with these awards. The only outstanding options, warrants or rights are performance unit and restricted stock units.

The share-based awards outstanding under the ICP as of May 17, 2021 are as follows:

Total Outstanding Awards	May 17, 2021

Performance Units (1)	1,917,660
Restricted Stock Units	3,102,983
Total	5,020,643

(1)This amount includes the maximum number of shares that may be issued under outstanding performance units awards; however, the actual number of shares which may be issued will be determined based on the satisfaction of certain criteria, and therefore may be significantly lower.

All of the outstanding share-based awards reflected in the tables above were granted under the ICP, and 238,248 shares remain available for future issuance under the ICP as of May 17, 2021. See Note 18 to the consolidated financial statements of our annual report on Form 10-K for fiscal year 2021 filed with the SEC on April 20, 2021 for additional information.

As of May 17, 2021, a total of 115,664,399 shares of our Class A Common Stock and Class B Common Stock were outstanding.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE STEELCASE INC. INCENTIVE COMPENSATION PLAN.

PROPOSAL 4 – RATIFICATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appoints an independent registered public accounting firm each fiscal year to audit our financial statements and internal control over financial reporting. The Committee has appointed Deloitte & Touche LLP to serve as our independent auditor for fiscal year 2022, and as a matter of good corporate governance, our Board of Directors is asking our shareholders to ratify that appointment. This vote is advisory, which means that it is not binding on our company or our Board of Directors. If our shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider such appointment. The affirmative vote of a majority of the votes cast at the Meeting for this proposal is required to approve this Proposal 4.

Deloitte & Touche LLP served as our independent auditor for fiscal year 2021 and has been our independent auditor since fiscal year 2010. Representatives of Deloitte & Touche LLP will attend the Meeting, have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022.

FEES PAID TO PRINCIPAL INDEPENDENT AUDITOR

The fees billed by Deloitte & Touche LLP for fiscal year 2021 (estimated) and fiscal year 2020 (actual) for work performed for us are as follows:

Type of Fees	Fiscal Year 2021 (estimated)	Fiscal Year 2020 (actual)

Audit Fees	$2,397,100	$2,399,500
Tax Fees	999,000	1,084,000
All Other Fees	3,500	—
Total	$3,399,600	$3,483,500
Audit fees were related to the annual audit of our consolidated financial statements, the annual audit of our internal control over financial reporting, reviews of the financial statements included in quarterly reports on Form 10-Q, other services related to SEC reporting matters and audits of separate financial statements of subsidiaries and other consolidated entities. Tax fees were related to (1) consultation and compliance services for expatriate employees and (2) corporate tax compliance, planning and consulting services, primarily related to our international subsidiaries. All other fees were related to an educational session provided to our Audit Committee.

Our Audit Committee determined that providing the services reflected in the above table was compatible with the maintenance of the independence of Deloitte & Touche LLP.

Our Audit Committee has a policy under which it approves in advance audit, audit-related, tax and other services rendered by the principal independent auditor, subject to specific fee limits. If circumstances require hiring the independent auditor for services not previously pre-approved or that would exceed the fee limits previously set, the Audit Committee must pre-approve the new services or fee limits. The Audit Committee Chair may pre-approve specified services between regularly scheduled meetings of the Audit Committee, subject to review by the full Audit Committee at its next scheduled meeting. All of the fiscal year 2021 services and fees reflected in the above table were pre-approved by the Audit Committee or Audit Committee Chair.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial reporting process and its internal controls regarding financial reporting, accounting, legal compliance and ethics. Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended February 26, 2021 (the “independent auditor”), is responsible for performing independent audits of the Company’s consolidated financial statements and its internal control over financial reporting and issuing opinions on:

•the conformity of those audited financial statements with accounting principles generally accepted in the United States of America; and
•the effectiveness of the Company’s internal control over financial reporting.

Our Committee’s role is to serve as an independent and objective party to monitor these processes on behalf of the Board of Directors and to review the audit efforts of the Company’s internal and independent auditors.

In this context, we discussed with the independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, we received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence, and we reviewed, evaluated and discussed the written report and letter with that firm, as well as its independence with respect to the Company.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We also reviewed and discussed with management the Company’s audited financial statements. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, and relying on the representations of the Company’s management and the independent auditor’s report, our Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2021 for filing with the Securities and Exchange Commission.

Audit Committee

Lawrence J. Blanford (Chair)
Todd P. Kelsey
Cathy D. Ross
Catherine C. B. Schmelter
Peter M. Wege II
Linda K. Williams

EXHIBIT A

Steelcase Inc. Incentive Compensation Plan

ARTICLE 1.    Establishment, Objectives, and Duration

1.1    Establishment of the Plan. Steelcase Inc., a Michigan corporation (hereinafter referred to as the “Company”), hereby establishes an incentive compensation plan to be known as the “Steelcase Inc. Incentive Compensation Plan” (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, Phantom Shares and Share-Based Awards. Notwithstanding any provision in the Plan, to the extent that any Award would be subject to Section 409A of the Code, no such Award may be granted if it would fail to comply with the requirements set forth in Section 409A of the Code and any regulations or guidance promulgated thereunder.

The Plan as hereby amended and restated is effective as of July 14, 2021 (the “Effective Date”); provided, however, that the Plan as amended and restated shall be subject to the approval by the shareholders of the Company of the Plan at the annual meeting for such shareholders on July 14, 2021 (the “2021 Meeting”). This Plan shall apply to any Award granted on or after the Effective Date.

1.2    Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through annual and long-term incentives which are consistent with the Company’s goals and which link the personal interests of Participants to those of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3    Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 21 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions under Awards denominated in Shares, and with respect to all Awards, in no event may an Award be granted under the Plan on or after the tenth anniversary of the Effective Date.

ARTICLE 2.    Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1    “Affiliate” shall have the meaning ascribed to such term in Rule 12b 2 of the General Rules and Regulations of the Exchange Act.

2.2    “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, Phantom Shares or Share-Based Awards.

2.3    “Award Agreement” means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

2.4    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5    “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6    “Cause” means (i) the Participant’s willful and continued failure to perform substantially his or her duties with the Company or the Affiliate then employing him or her (other than any such failure resulting from incapacity due to physical or mental illness), or (ii) the Participant’s willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; provided, that for purposes of this definition, no act or failure to act, on the Participant’s part, will be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that his or her action or omission was in the best interests of the Company or the Affiliate then employing the Participant.

2.7    “Cash-Based Award” means an Award granted to a Participant, as described in Article 12 herein.

2.8    “Change in Control” of the Company shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a)    any Person (other than any Initial Holder or Permitted Transferee) (i) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below, and (ii) the combined voting power of the securities of the Company that are Beneficially Owned by such Person exceeds the combined voting power of the securities of the Company that are Beneficially Owned by all Initial Holders and Permitted Transferees at the time of such acquisition by such Person or at any time thereafter; or

(b)    the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)    there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with or involving any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereto), at least fifty-five percent (55%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Initial Holder or Permitted Transferee) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(d)    the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty-five percent

(55%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

However, in no event shall a Change in Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participant in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors).

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership, directly or indirectly, in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2.9    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.10    “Committee” means the Compensation Committee of the Board.

2.11    “Company” means Steelcase Inc., a Michigan corporation, including any and all Subsidiaries and Affiliates, and any successor thereto as provided in Article 25 herein.

2.12    “Competition” means directly or indirectly engaging in competition with the Company or any subdivision, subsidiary, or affiliate of the Company (collectively, the “Company Group”) at any time during employment with the Company Group or during the three (3) year period following termination of employment with the Company Group, without prior approval of the administrative committee. A Plan Participant engages in competition if that person participates directly or indirectly in the manufacture, design or distribution of any products of the same type as those of the Company Group, including, but not limited to, office furniture, office systems or architectural products, or the providing of any related services, for or on behalf of any person or entity other than the Company and its authorized dealers, at any location within or without the United States of America. It is intended that this definition shall be enforced to the fullest extent permitted by law. If any part of this definition shall be construed to be invalid or unenforceable, in whole or in part, then such definition shall be construed in a manner so as to permit its enforceability to the fullest extent permitted by law.

2.13    “Director” means any individual who is a member of the Board; provided, however, that any Director who is employed by the Company or any Subsidiary or Affiliate shall be considered an Employee under this Plan and, except for purposes of the definition of “Change in Control” under this Plan, shall not be considered a Director.

2.14    “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.15    “Employee” means any employee of the Company or its Subsidiaries or Affiliates. Except for purposes of the definition of “Change in Control” under this Plan, Directors who are employed by the Company shall be considered Employees under this Plan.

2.16    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17    “Fair Market Value” shall be the closing sales price per Share for the date of grant on the principal securities exchange on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported; if the security is not listed for trading on a national securities exchange, the fair market value of a security as determined in good faith by the Board.

2.18    “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7 herein.

2.19    “Good Reason” means, if the Participant is a participant under the Company’s Executive Severance Plan, the definition as set forth therein and for all other Participants the occurrence, on or after the date of a Change in Control and without the affected Participant’s written consent, of (i) a material reduction in the Participant’s base salary and annual bonus opportunity, (ii) a material adverse alteration in the nature or status of the Participant’s responsibilities, duties or title from those in effect immediately prior to the Change in Control, including without limitation, if the Participant was, immediately prior to the Change in Control, an executive officer of a public company, the Participant ceasing to be an executive officer of a public company or (iii) a relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s principal place of employment immediately prior to the Change in Control; provided, that the Participant must provide written notice to the Company stating the circumstances believed to constitute Good Reason within 60 days of the initial existence of such circumstances and the Company shall have 30 days to remedy such circumstance and if not remedied, the Participant may then deliver his or her notice resignation with Good Reason with a termination of employment effective date no later than 45 days following the 30-day remedy period.

2.20    “Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

2.21    “Initial Holder” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.

2.22    “Insider” shall mean an individual who is, on the relevant date, an officer, director or more than ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.23    “Non-Employee Director” shall have the meaning set forth in Article 4 herein.

2.24    “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

2.25    “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

2.26    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.27    “Participant” means an Employee, Director, or other individual designated by the Board who has been selected to receive an Award or who has an outstanding Award granted under the Plan.

2.28     “Performance Period” shall have the meaning set forth in Article 8 herein.

2.29    “Performance Share” means an Award granted to a Participant, as described in Article 10 herein.

2.30    “Performance Unit” means an Award granted to a Participant, as described in Article 11 herein.

2.31    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Board, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

2.32    “Permitted Transferee” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company and include a Permitted Trustee solely in its capacity as a trustee of a Permitted Trust.

2.33    “Permitted Trust” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.

2.34    “Permitted Trustee” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.

2.35    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.36    “Phantom Shares” means an Award granted to a Participant pursuant to Article 13 herein.
2.37    “Prior Plan” means the Incentive Compensation Plan, as amended and restated as of July 15, 2015.
2.38    “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 herein.
2.39    “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 9 herein.
2.40    “Share-Based Award” means an Award granted to a Participant pursuant to Article 14 herein.
2.41    “Shares” means the shares of Class A Common Stock of the Company.
2.42    “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as a SAR, pursuant to the terms of Article 7 herein.
2.43    “Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company has a fifty percent (50%) or greater voting interest.
2.44    “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).
ARTICLE 3.    Administration

3.1    General. The Plan shall be administered by the Board and the Board may delegate its responsibility to the Committee. The members of the Committee shall be appointed from time to time by,

and shall serve at the discretion of, the Board of Directors. The Board may delegate to the Committee any or all of the administration of the Plan; provided, however, that the administration of the Plan with respect to Awards granted to Directors may not be so delegated. To the extent that the Board has delegated to the Committee any authority and responsibility under the Plan, all applicable references to the Board in the Plan shall be to the Committee. The Committee shall have the authority to delegate administrative duties to Employees, officers or Directors of the Company or any other committee approved by the Committee.

3.2    Authority of the Board. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Board shall have full power to select Employees and Directors and other individuals who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 21 herein) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Board shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law (and subject to Section 3.1 herein), the Board may delegate its authority as identified herein.

3.3    Decisions Binding. All determinations and decisions made by the Board or the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board or the Committee shall be final, conclusive and binding on all persons, including the Company, its shareholders, Directors, Employees, Participants, and their estates and beneficiaries.

ARTICLE 4.    Shares Subject to the Plan and Maximum Awards

4.1    Number of Shares Available for Grants. Subject to adjustment as provided in Article 20 herein, the maximum aggregate number of Shares available for issuance under the Plan shall be (i) 6,000,000, (ii) the number of Shares that remain available for grant under the Prior Plan as of the Effective Date and (iii) the number of Shares that are subject to or underlie awards which expire or for any reason are cancelled, terminated, forfeited, fail to vest, or for any other reason are not paid or delivered in Shares under the Prior Plan following the Effective Date, except for Shares surrendered or withheld as payment of either the exercise price of an award under the Prior Plan and/or withholding taxes in respect of an award under the Prior Plan. Shares available under the Plan shall be now or hereafter issued or authorized but unissued. For purposes of this Article 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Shares that are subject to or underlie Awards which expire or for any reason are cancelled, terminated, forfeited, fail to vest, or for any other reason are not paid or delivered under the Plan shall again be available for issuance in connection with future Awards granted under the Plan. Shares purchased on the open market with cash proceeds generated by the exercise of an Option will not increase or replenish the number of Shares available for grant. In the event that Shares are delivered in respect of an Award, all of the Shares subject to the Award (including any Shares used to satisfy applicable tax withholding obligations) shall be considered in calculating the maximum number of Shares available for delivery under the Plan. Shares surrendered or withheld as payment of either the exercise price of an Award and/or withholding taxes in respect of such an Award shall be counted against the share limits of this Plan and shall not again be available for issuance in connection with future Awards.
4.2    Maximum Awards. Subject to adjustment as provided in Article 20, the following rules shall apply to grants of such Awards under the Plan, except as provided in Section 4.3:

(a)    Stock Options: The maximum aggregate number of Shares that may be granted in the form of Stock Options, pursuant to any Award granted in any one fiscal year to any one single Participant shall be one million (1,000,000).

(b)    SARs: The maximum aggregate number of Shares that may be granted in the form of Stock Appreciation Rights, pursuant to any Award granted in any one fiscal year to any one single Participant shall be one million (1,000,000).

(c)    Restricted Stock: The maximum aggregate grant with respect to Awards of Restricted Stock granted in any one fiscal year to any one Participant shall be five hundred thousand (500,000) Shares.

(d)    Restricted Stock Units: The maximum aggregate number of Shares that may be granted in the form of Restricted Stock Units, pursuant to any Award granted in any one fiscal year to one single Participant shall be five hundred thousand (500,000).

(e)    Performance Shares: The maximum aggregate payout (determined as of the end of the applicable Performance Period) with respect to Awards of Performance Shares granted in any one fiscal year to any one Participant shall be equal to the value of one million and five hundred thousand (1,500,000) Shares.

(f)    Performance Units: The maximum aggregate payout (determined as of the end of the applicable Performance Period) with respect to Awards of Performance Units granted in any one fiscal year to any one Participant shall be equal to the value of one million and five hundred thousand (1,500,000) Shares.

(g)    Cash-Based Awards: The maximum aggregate payout (determined as of the end of the applicable Performance Period) with respect to Cash-Based Awards granted in any one fiscal year to any one Participant shall be $10,000,000.

(h)    Phantom Shares: The maximum aggregate payout (determine at the end of the applicable Performance Period) with respect to Phantom Shares granted in any one fiscal year to any one Participant shall be equal to the value of one million and five hundred thousand (1,500,000) Shares.

(i)    Other Share-Based Awards: The maximum aggregate number of Shares that may be granted in the form of other Share-Based Awards, pursuant to any Award granted in any one fiscal year to one single Participant shall be five hundred thousand (500,000).

4.3    Non-Employee Director Compensation. The Board shall determine from time to time the amount and form of compensation to be paid to Directors who are not Employees (the “Non-Employee Directors”) for serving as a member of the Board. The percentage of Non-Employee Directors’ compensation to be paid in cash, Shares, or in other forms of compensation shall be determined by the Board from time to time. In addition to the annual compensation of Non-Employee Directors, the Board may also authorize one-time grants of Awards to Non-Employee Directors, or to an individual who is not an Employee upon joining the Board, on such terms as it shall deem appropriate. Subject to adjustment as provided in Article 20, the total value of any Awards granted to a Non-Employee Director in a fiscal year (calculating the value of any such Awards based on the grant date fair value of such Awards for the Company’s financial reporting purposes), when aggregated with such Non-Employee Director’s cash fees with respect to such fiscal year, shall not exceed $500,000 in the aggregate. The Board may make exceptions to increase such limit to $750,000 for individual Non-Employee Directors in extraordinary circumstances, such as where a Non-Employee Director serves as a member of a special litigation or transactions committee of the Board, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation involving such Non-Employee Director.

4.4    Minimum Vesting. Any Awards that settle in Shares (other than such Awards representing a maximum of five percent (5%) of the Shares reserved for issuance under the Plan, as adjusted pursuant to Article 20) shall be granted subject to a minimum time-vesting period of at least twelve (12) months, such that no such Awards shall vest prior to the first anniversary of the applicable grant date.

ARTICLE 5.    Eligibility and Participation

5.1    Eligibility. Persons eligible to participate in this Plan include all Employees, Directors, and other individuals designated by the Board.

5.2    Actual Participation. Subject to the provisions of the Plan, the Board may, from time to time, select from all eligible Employees, Directors, and other individuals designated by the Board, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 6.    Stock Options

6.1    Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Board; provided, however, that no Director shall be granted any ISO.

6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, termination and transferability rights, and such other provisions as the Board shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Code Section 422, or an NQSO whose grant is intended not to fall under the provisions of Code Section 422.

6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

6.4    Duration of Options. Each Option granted to a Participant shall expire at such time as the Board shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5    Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6    Payment. Unless otherwise determined by the Board, Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full in one of the following manners: (a) in cash or its equivalent, or (b) to the extent so provided by the Board, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price or by withholding from issuance upon exercise the Shares with an aggregate Fair Market Value equal to the total Option Price, or (c) by a combination of (a) and (b).

The Board also may allow cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Board determines to be consistent with the Plan’s purpose and applicable law.

Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s) or other appropriate documentation of acquisition of such Shares.

6.7    Restrictions on Share Transferability. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

ARTICLE 7.    Stock Appreciation Rights

7.1    Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Board. The Board may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

The Board shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

7.2    Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.3    Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Board, in its sole discretion, imposes upon them.

7.4    SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Board shall determine.

7.5    Term of SARs. The term of a SAR granted under the Plan shall be determined by the Board, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6    Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)    the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

(b)    the number of Shares with respect to which the SAR is exercised.

At the discretion of the Board, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The Board’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

ARTICLE 8.    Restricted Stock

8.1    Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Board shall determine.

8.2    Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Board shall determine.

8.3    Other Restrictions. The Board shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws. The time period during which the performance goals must be met shall be called a “Performance Period.” The performance goals shall be established in writing by the Board.

The Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

Except as otherwise provided in this Article 8 or otherwise determined by the Board, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

8.4    Voting Rights. Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

8.5    Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the Shares while they are so held. The Board may apply any restrictions to the dividends that the Board deems appropriate.

ARTICLE 9. Restricted Stock Units

9.1    Grant of Restricted Stock Units. Subject to the terms of the Plan, Restricted Stock Units may be granted in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Board.

9.2    Award Agreement. Each Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the terms and conditions of such Award and such other provisions as the Board shall determine.

9.3    Vesting of Restricted Stock Units. The Board shall establish the terms and conditions of such Award, including any vesting provisions and performance goals. The performance goals shall be established in writing by the Board.

9.4    Form and Timing of Payment of Restricted Stock Units. Subject to the terms of this Plan, the Award Agreement shall set forth the time and form of payment of each Award of Restricted Stock Units. Restricted Stock Units may be settled by the delivery of Shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Award Agreement. In addition, at the time of the grant of Restricted Stock Units, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the Shares (or their cash equivalent) subject to the Award of Restricted Stock Units to a time after the vesting of such Award of Restricted Stock Units.

    Dividend equivalents may be credited in respect of Shares covered by an Award of Restricted Stock Units, as determined by the Board and contained in the Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional Shares covered by the Award of Restricted Stock Units in such manner as determined by the Board. Unless otherwise set forth in an Award Agreement, any additional Shares covered by the Award of Restricted Stock Units credited by reason of such dividend equivalents will be subject to the same vesting and forfeiture restrictions as apply to the underlying Award of Restricted Stock Units to which they relate (including any time-based or performance-based vesting requirements).

ARTICLE 10. Performance Shares

10.1    Grant of Performance Shares. Subject to the terms of the Plan, Performance Shares may be granted at any time or from time to time, as shall be determined by the Board.

10.2    Award Agreement. Each Performance Share grant shall be evidenced by an Award Agreement that shall specify the Performance Period(s) and such other provisions as the Board shall determine.

10.3    Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Shares that will be paid out to the Participant. The performance goals shall be established in writing by the Board.

10.4    Earning of Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares shall be entitled to receive payment with respect to the number and value of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

10.5    Form and Timing of Payment of Performance Shares. Subject to Article 17, payment of earned Performance Shares shall be made in lump-sum payments at such time or times designated by the Board following the close of the applicable Performance Period, but in no event later than 2 ½ months following the end of the calendar year in which the Performance Period closes. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Performance Shares in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period plus or minus any investment return from the close of the Performance Period to the date of payment as determined by the Board in its discretion. Such Shares may be granted subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form and timing of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

At the discretion of the Board and subject to the requirements of Section 409A of the Code, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as those that apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.5 herein). In addition, Participants may, at the discretion of the Board, be entitled to exercise their voting rights with respect to such Shares.

ARTICLE 11. Performance Units

11.1    Grant of Performance Units. Subject to the terms of the Plan, Performance Units may be granted at any time or from time to time, as shall be determined by the Board.

11.2    Award Agreement. Each Performance Unit grant shall be evidenced by an Award Agreement that shall specify the Performance Period(s) and such other provisions as the Board shall determine.

11.3    Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Board at the time of grant. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units that will be paid out to the Participant. The performance goals shall be established in writing by the Board.

11.4    Earning of Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive payment with respect to the number and value of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

11.5    Form and Timing of Payment of Performance Units. Subject to Article 17, payment of earned Performance Units shall be made in lump-sum payments at such time or times designated by the Board following the close of the applicable Performance Period, but in no event later than 2 ½ months following the end of the calendar year in which the Performance Period closes. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Performance Units in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period plus or minus any investment return from the close of the Performance Period to the date of payment as determined by the Board in its discretion. Such Shares may be granted subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form and timing of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

Dividend equivalents may be credited in respect of Shares covered by an Award of Performance Units, as determined by the Board and contained in the Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional Shares covered by the Award of Performance Units in such manner as determined by the Board. Unless otherwise set forth in an Award Agreement, any additional Shares covered by the Award of Performance Units credited by reason of such dividend equivalents will be subject to the same vesting and forfeiture restrictions as apply to the underlying Award of Performance Units to which they relate (including any time-based or performance-based vesting requirements).

ARTICLE 12. Cash-Based Awards

12.1    Grant of Cash-Based Awards. Subject to the terms of the Plan, Cash-Based Awards may be granted at any time or from time to time, as shall be determined by the Board.

12.2    Award Agreement. Each Cash-Based Awards grant shall be evidenced by an Award Agreement that shall specify the Performance Period(s) and such other provisions as the Board shall determine.

12.3    Vesting of Cash-Based Awards. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value of the Cash-Based Award that will be paid out to the Participant. The performance goals shall be established in writing by the Board. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Cash-Based Awards shall be entitled to receive payment with respect to the number and value of Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

12.4    Form and Timing of Payment of Cash-Based Awards. Subject to Article 17, payment of earned Cash-Based Awards shall be made in lump-sum cash payments at such time or times designated by the Board following the close of the applicable Performance Period, but in no event later than 2 ½ months following the end of the calendar year in which the Performance Period closes. The determination of the Board with respect to the form and timing of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

ARTICLE 13. Phantom Shares

13.1    Grant of Phantom Shares. Subject to the terms of the Plan, Phantom Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Board.

13.2    Award Agreement. Each Phantom Share grant shall be evidenced by an Award Agreement that shall specify the terms and conditions of such Award and such other provisions as the Board shall determine.

13.3    Value of Phantom Shares. Each Phantom Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Board shall establish the terms and conditions of such Award, including any vesting provisions and performance goals. The performance goals shall be established in writing by the Board.

13.4    Earning of Phantom Shares. Subject to the terms of this Plan, the holder of any vested Phantom Shares shall be entitled to receive payout on the number and value of Phantom Shares earned by the Participant over the Performance Period, to be determined by the extent to which the corresponding performance goals have been achieved.

13.5    Form and Timing of Payment of Phantom Shares. Subject to Article 17, payment of earned Phantom Shares shall be made in a single lump sum at such time as designated by the Board, but in no event later than 2 ½ months following the end of the calendar year in which the Phantom Shares vest. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Phantom Shares in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Phantom Shares at such time as designated by the Board. Such Shares may be granted subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

At the discretion of the Board and subject to the requirements of Section 409A of the Code, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Phantom Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as those that apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.5 herein).

ARTICLE 14. Other Share-Based Awards

Subject to the terms of the Plan, the Board may grant other Share-Based Awards under this Plan, including without limitation, those Awards pursuant to which Shares are acquired or may in the future be acquired and including Awards of dividend equivalents. The Board, in its sole discretion, shall determine the terms and conditions of such other Share-Based Awards.

ARTICLE 15. Performance Measures

The performance measure(s) to be used for purposes of Awards, the attainment of which may determine the degree of payout and/or vesting with respect to such Awards, shall be based on one or more performance measures established by the Board, in its sole discretion from time to time, which may include, but are not limited to the following criteria:

(a)    earnings per share;

(b)    net income (before or after taxes);

(c)    return measures (including, but not limited to, assets, equity, sales, investment, return on invested capital (“ROIC”) or internal rate of return);

(d)    cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), or cumulative cash flow per share);

(e)    earnings before or after taxes (including, but not limited to, earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA”, “EBITDA”);

(f)    gross revenues or sales;

(g)    operating profit (including, but not limited to, net operating profit after taxes (“NOPAT”);

(h)    margins (including, but not limited to, gross margin, operating margin or pre-tax profit margin);

(i)    operating expenses;

(j)    working capital;

(k)    share price (including, but not limited to, growth measures, total shareholder return (“TSR”) and relative total shareholder return);

(l)    dividend payments;

(m)    implementation or completion of critical projects or processes;

(n)    strategic business criteria, consisting of one or more objectives based on meeting specified market share, market penetration, product launch, inventory goals, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, productivity ratios, expense targets or cost reduction goals, and budget comparisons;

(o)    personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, management succession plans, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions;

(p)    environmental, social and governance (ESG) objectives; and

(q)    any combination of, or a specified increase or decrease in, any of the foregoing.

Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Board.

The Board shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals. Nevertheless, the Board shall make appropriate adjustments in the performance goals under an Award to reflect the impact of the following extraordinary items not reflected in such goals: (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company, (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature of infrequent in occurrence or related to the disposal of a segment of a business, and (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30. The Board shall have full authority and discretion to, from time to time, as the Board deems necessary or appropriate, modify the accounting principles and components applied in the determination of the degree of attainment of the preestablished performance goals with respect to all Awards.

In the event that applicable tax and/or securities laws change to permit Board discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining shareholder approval.

ARTICLE 16. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 17. Deferrals

The Board may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock, the vesting of Restricted Stock Units, or the satisfaction of any requirements or goals with respect to Performance Units, Performance Shares, Cash-Based Awards, Phantom Shares and Share-Based Awards. If any such deferral election is required or permitted, the Board shall, in its sole discretion, establish rules and procedures for such payment deferrals and such deferrals shall comply with Section 409A of the Code and any regulations or guidance promulgated thereunder.

ARTICLE 18. Rights of Employees/Directors

18.1    Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

18.2    Participation. No Employee or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

18.3    Termination of Employment/Directorship/Relationship. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise and/or receive payment for any Award following termination of the Participant’s employment or directorship with the Company, or termination of relationship with the Company. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among Awards and may reflect distinctions based on the reasons for termination.

18.4    Competition. In the event the Participant engages in any Competition with the Company, the Participant immediately and permanently forfeits the right to exercise and/or receive payment for any Award, whether or not vested. Except as otherwise provided in an Award Agreement, the Participant must return to the Company (a) the Participant’s gain in respect of an Award or in respect of Options or SARs exercised at any time within the twelve-month period preceding the date the Participant became engaged in Competition with the Company, (b) all Shares that have been issued to the Participant in respect of an Award within the twelve-month period preceding the date the Participant became engaged in Competition with the Company and (c) any value paid in cash to the Participant in respect of an Award at any time within the twelve-month period preceding the date the Participant engaged in Competition with the Company.

18.5    Nontransferability. Except as otherwise provided in a Participant’s Award Agreement or determined by the Board, Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of decent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement or determined by the Board, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

ARTICLE 19. Change in Control

19.1    Change in Control Treatment of Outstanding Awards. Unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a)    Performance Awards. In the event that a Change in Control occurs during a Performance Period,

(i)    all outstanding Awards, other than the Cash-Based Awards, subject to performance-based vesting shall, immediately prior to the Change in Control, (I) be converted to an Award with a number of Shares underlying such Award equal to the greater of (x) the number of Shares earned as determined using the applicable performance achieved through the date of the Change in Control, as determined by the Board in its sole discretion or (y) the target number of Shares, (II) cease to be subject to the achievement of performance criteria and (III) vest in full at the end of the Performance

Period provided the Participant is employed by or is providing services to the Company or any Affiliate on such date; and

(ii)    all outstanding Cash-Based Awards subject to performance-based vesting shall, immediately prior to the Change in Control, (I) be converted to a Cash-Based Award equal to the greater of (x) an amount of cash earned as determined using the applicable performance achieved through the date of the Change in Control, as determined by the Board in its sole discretion or (y) the target level of cash, (II) cease to be subject to the achievement of performance criteria, (III) during the remainder of the Performance Period, be credited with such reasonable interest rate as the Board shall determine (and until the Board determines otherwise, such interest rate shall equal the three-year U.S. Treasury rate, as adjusted for the Company’s credit rating as of the end of the Company’s fiscal year prior to the Change in Control) and (IV) vest in full at the end of the Performance Period provided the Participant is employed by or is providing services to the Company or any Affiliate on such date.

(b)    Assumption/Substitution of Awards. Unless otherwise determined by the Board and/or evidenced in an Award Agreement, with respect to each outstanding Award that is assumed or substituted in connection with a Change in Control, in the event that (1) a Change in Control occurs and (2) the Participant’s employment or service is terminated by the Company, its successor or affiliate thereof without Cause or the Participant resigns with Good Reason, in either case, on or after the effective date of the Change in Control but prior to twenty-four (24) months following such Change in Control, then:

(i)    Any and all Options and SARs granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term;

(ii)    Any restriction periods and restrictions imposed on all outstanding Awards of Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, and Cash-Based Awards and Share-Based Awards shall lapse and be settled as soon as reasonable practicable, but in no event later than ten (10) days following such termination of employment; and

(iii)    Notwithstanding anything to the contrary, if the Change in Control event does not constitute a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code, and if the Company determines any Award constitutes deferred compensation subject to Section 409A of the Code, then the vesting of such Award shall be accelerated as of the date of termination of employment, but the Company shall pay such Award on its scheduled payment date (which may be a “separation from service” within the meaning of Section 409A of the Code), but in no event more than 90 days following the scheduled payment date.

(c)    No Assumption/Substitution of Awards. Unless otherwise determined by the Board and/or evidenced in an Award Agreement, with respect to each outstanding Award that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control,

(i)    Any and all Options and SARs granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term;

(ii)    Any restriction periods and restrictions imposed on all outstanding Awards of Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, and Cash-Based Awards and Share-Based Awards shall lapse and be settled as soon as reasonable practicable, but in no event later than ten (10) days following the Change in Control; and

(iii)    Notwithstanding anything to the contrary, if the Company determines any Award constitutes deferred compensation subject to Section 409A of the Code, then to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the vesting of such Award shall be accelerated as of the effective date of the Change in Control in accordance with clauses (i) and (ii) above, but the Company shall pay such Award on its scheduled payment date, but in no event more than 90 days following the scheduled payment date.

(d)    Assumed/Substituted. For purposes of this Section 19.1, the Awards shall be considered assumed or substituted for if, following the Change in Control, (i) any adjustments necessary to preserve the intrinsic value of the Participant’s outstanding Awards have been made, and the Company’s acquirer or successor, as applicable, irrevocably assumes the Company’s obligations under this Plan or (ii) such acquirer or successor replaces the Participant’s outstanding Awards with Awards having substantially the same intrinsic value and having terms and conditions no less favorable to the Participant than those applicable to the Participant’s Awards immediately prior to the Change in Control. In addition, the Awards shall be considered assumed or substituted for only if any equity based Awards, after the Change in Control, relate to common stock of the Company’s acquirer or successor which is publicly held and widely traded on an established stock exchange. In respect of any Awards that are assumed or substituted and are converted into deferred cash awards, during the remainder of the applicable period prior to payment of such Award, the deferred cash award shall be credited with such reasonable interest rate as the Board shall determine immediately prior to the Change in Control (and until the Board determines otherwise, such interest rate shall equal the three-year U.S. Treasury rate, as adjusted for the Company’s credit rating as of the end of the Company’s fiscal year prior to the Change in Control).

(e)    Cashout of Awards. Notwithstanding any other provision of the Plan, in the event of a Change in Control in which the consideration paid to the holders of Shares is solely cash, the Board may, in its discretion to the extent such treatment does not result in tax penalties under Section 409A of the Code, provide that each Award shall, upon the occurrence of a Change in Control, be cancelled in exchange for a payment in an amount equal to (i) the excess of the consideration paid per Share in the Change in Control over the exercise or purchase price (if any) per Share subject to the Award multiplied by (ii) the number of Shares granted under the Award.

19.2    Termination, Amendment, and Modifications of Change in Control Provisions. Notwithstanding any other provision of this Plan (but subject to the limitations of Section 21.3 hereof) or any Award Agreement provision, the provisions of this Article 19 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Board may terminate, amend, or modify this Article 19 at any time and from time to time prior to the date of a Change in Control.

ARTICLE 20. Change in Capitalization

In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, the Board shall make such adjustment in the number and class of Shares which may be delivered under Article 4, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in Article 4 as it determines to be appropriate and equitable, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number; provided, further, that no such adjustment shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of such section.

ARTICLE 21. Amendment, Modification, and Termination

21.1    Amendment, Modification, and Termination. Subject to Sections 21.3, the Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, that no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirements. Prior to such approval, Awards may be made under the Plan expressly subject to such approval.

21.2    Adjustment of Awards. The Board (or its delegate) may make adjustments in the terms and conditions of, and the criteria included in, any Award in any situation it deems appropriate, as long as the adjustment of such Award does not adversely affect the holder; provided, that no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 409A of the Code.

21.3    Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary (but subject to Article 19, 20, 22 and 26 hereof), no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

21.4     Prohibition on Repricing. Subject to limitations imposed by Section 409A of the Code or other applicable law, in no event shall the exercise price with respect to an Award be reduced following the grant of an Award, nor shall an Award be cancelled in exchange for a replacement Award with a lower exercise price or in exchange for another type of Award or cash payment without shareholder approval.

ARTICLE 22. Clawback

If the Company’s financial results are materially restated, the Board may review the circumstances surrounding the restatement and determine whether and which Participants will be required to forfeit the right to receive any future Awards or other equity based incentive compensation under the Plan and/or repay any Awards or cash payments determined by the Board to have been inappropriately received by the Participant. If the Company’s financial results are restated due to fraud, any Participant who the Board determines participated in or is responsible for the fraud causing the need for the restatement, forfeits the right to receive any future Awards or other equity based incentive compensation under the Plan and must repay any Awards or cash payments in excess of the amounts that would have been received based on the restated financial results. Any repayments required under this Article 22 must be made by the Participant within ten (10) days following written demand from the Company. This Article 22 applies only to Participants in the Plan who also participate in the Steelcase Inc. Executive Severance Plan.

ARTICLE 23. Withholding

23.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

23.2    Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the applicable statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

ARTICLE 24. Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation of Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 25. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 26. Legal Construction

26.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

26.2    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

26.3    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

26.4    Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions or Rule 16b–3 or its successors under the 1934 Act. To the extent any provision of the plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

26.5    Section 409A. The intent of the parties is that payments and benefits under this Plan comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Participant shall not be considered to have terminated employment with the Company for purposes of this Plan unless the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section

409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan (or any other plan or agreement of the Company) during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier). The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. Each Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

26.6    Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Michigan.

ARTICLE 27. Execution

IN WITNESS WHEREOF, Steelcase Inc. has caused this Plan, captioned “Steelcase Inc. Incentive Compensation Plan,” as amended and restated effective as of July 14, 2021, to be executed by its duly authorized officer this ______ day of ____________________, ______.

STEELCASE INC.

By:___________________________________

Its:____________________________________

Steelcase

INVESTOR RELATIONS
901 44TH STREET SE
GRAND RAPIDS, MI 49508

Please consider the issues discussed in the Proxy Statement and exercise your right to vote by one of the following methods:

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions up until 11:59 P.M. EDT on July 13, 2021. Have your proxy card in hand when you access the web site and then follow the instructions.

During The Meeting - Go to **www.virtualshareholdermeeting.com/scs2021**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box below marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Call the number above to transmit your voting instructions up until 11:59 P.M. EDT on July 13, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards received and processed before 11:00 A.M. EDT on July 14, 2021 will be voted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D54600-P57603 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STEELCASE INC.

The Steelcase Inc. Board of Directors recommends a vote FOR each of the nominees for director in Proposal 1.

Nominees:	**For**	**Against**	**Abstain**
1a. Sara E. Armbruster	☐	☐	☐
1b. Timothy C. E. Brown	☐	☐	☐
1c. Connie K. Duckworth	☐	☐	☐
1d. James P. Keane	☐	☐	☐
1e. Todd P. Kelsey	☐	☐	☐
1f. Jennifer C. Niemann	☐	☐	☐
1g. Robert C. Pew III	☐	☐	☐
1h. Cathy D. Ross	☐	☐	☐
1i. Catherine C. B. Schmelter	☐	☐	☐
1j. Peter M. Wege II	☐	☐	☐
1k. Linda K. Williams	☐	☐	☐
1l. Kate Pew Wolters	☐	☐	☐

Please sign exactly as your name appears on this proxy form. If shares are held jointly, all owners should sign. If signing for a corporation or partnership, or a trustee, guardian, attorney, agent, executor or administrator, etc., please give your full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

2021 Steelcase Inc. Annual Meeting of Shareholders

Location: www.virtualshareholdermeeting.com/scs2021

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D54601-P57603

Steelcase Inc.

901 44th Street SE
Grand Rapids, Michigan 49508

Proxy solicited by the Board of Directors
for the Annual Meeting of Shareholders

The undersigned appoints Robert C. Pew III and James P. Keane, individually, and with full power of substitution and resubstitution, as such shareholder's proxy to vote all the outstanding shares of Class A Common Stock and/or Class B Common Stock of Steelcase Inc. held by the undersigned at the Annual Meeting of Shareholders to be held on July 14, 2021 or any adjournment thereof (the "Annual Meeting").

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s) on the proposals identified on the reverse side hereof, and on any other matter properly coming before the Annual Meeting, in the discretion of the proxy. If no contrary direction is made, the shares will be voted FOR the election of all nominees under Proposal 1 and FOR Proposals 2, 3 and 4.